UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         KNIGHTSBRIDGE FINE WINES, INC.
             (Exact name of registrant as specified in its charter)





         NEVADA                                                  98-0231440
(State or other jurisdiction    (Commission File Number)    (IRS Employer
 of incorporation)                                           Identification No.)
                               65 SHREWSBURY ROAD
                              LIVINGSTON, NJ 07039
               (Address of principal executive offices (zip code))

                                 (973) 597-1971
                              (973) 597-1972 (FAX)
              (Registrant's telephone number, including area code)

                                  JOEL SHAPIRO
                             CHIEF EXECUTIVE OFFICER
                               65 SHREWSBURY ROAD
                              LIVINGSTON, NJ 07039
                                 (973) 597-1971
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


------------------------- ---------------------- ----------------------- ---------------------- ----------------------
TITLE OF EACH CLASS OF    AMOUNT TO BE           PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE          REGISTERED             OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                       UNIT (1)                PRICE (1)

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
TITLE OF EACH CLASS OF    AMOUNT TO BE           PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE          REGISTERED             OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                       UNIT (1)                PRICE (1)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock underlying   2,430,556              $2.02                   $4,909,723.10          $397.20
the Convertibles

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock Underlying   2,222,778              $2.02                   $4,490,011.50          $363.24
the Warrant
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock              535,000                $2.02                   $1,080,700             $87.43
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Total                     5,188,334                                      $4,319,417.80          $847.87
------------------------- ---------------------- ----------------------- ---------------------- ----------------------



     (1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of bid and asked price of the Registrant's common stock as quoted on the Over-the-Counter Bulletin Board of $2.02 on December 22, 2003.





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


                          COPIES OF COMMUNICATIONS TO:

                                LOUIS E. TAUBMAN
                      LAW OFFICES OF LOUIS E. TAUBMAN, P.C
                             225 BROADWAY, SUITE 225
                               NEW YORK, NY 10007
                                 (212) 732-7184
                               FAX: (212) 202-6380

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus.

                             PRELIMINARY PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 2003

                          KNGHTSBRIDGE FINE WINES, INC.

                        5,188,334 SHARES OF COMMON STOCK


         The 5,188,334 shares of common stock, $.001 par value, being offered by the selling shareholders listed on pages 7 - 9. The shares of our common stock covered by this prospectus include: 1,041,667 shares of common stock issuable upon conversion of the $1.5 million convertible promissory note and 416,667 shares issuable upon exercise of the warrants, issued in a private placement on October 16, 2003, 1,388,889 shares of common stock issuable upon conversion of the $2.0 million convertible promissory note and 1,111,111 shares issuable upon exercise of the warrants, issued in a private placement on December 22, 2003, 695,000 shares issued upon conversion of various warrants issued in consideration of private short-term bridge financings to consultants between December 16, 2002 and December 22, 2003, and an additional 535,000 shares of common stock issued to certain parties that have been granted registration rights by the Company. This offering is not being underwritten.

         The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling shareholders" and "Plan of Distribution" in this prospectus. Knightsbridge will not receive any of the proceeds from the sale of the shares under this prospectus.

         Our common stock trades on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol "KFWI". On December 22, 2003, the closing bid for our common stock as reported on the OTCBB was $2.04 per share. As of December 22, 2003 there were 31,568,250 shares of common stock outstanding.

THIS INVESTMENT INVOLVES RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.
                   ------------------------------------------

                The date of this Prospectus is December 22, 2003

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page


Prospectus Summary                                                           1

Risk Factors                                                                 3

Cautionary Statement Regarding Forward Looking Statements                    7

Use Of Proceeds                                                              7

Selling Shareholders                                                         8

Plan of Distribution                                                         12

Business                                                                     14

Description of Property                                                      18

Management                                                                   18

Executive Compensation                                                       21

Security Ownership of Certain Beneficial Ownership and Management            21


Certain Relationships And Related Transactions and Recent Sales of           23
Unregistered Securities

Description Of Securities                                                    25

Market for Common Equity and Related Shareholder Matters                     28


Management's Discussion and Analysis or Plan of Operations                   39

Changes in and Disagreements with Accountants on Accounting and              36
Financial Disclosure

Legal Proceedings                                                            36

Experts                                                                      36

Legal Matters                                                                37

Financial Statements                                                         38













                              CORPORATE INFORMATION

         Our corporate offices are located at 65 Shrewsbury Road, Livingston, NJ 07039. Our telephone number is (973) 597-1971. The URL for our website is http://www.knightsbridgefinewines.com.

                               PROSPECTUS SUMMARY

The following is a summary that highlights what we believe to be the most important information regarding Knightsbridge and the securities being offered herein. Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully. Unless the context requires otherwise, "we," "us," "our" and similar terms refer to Knightsbridge.

                                   THE COMPANY

         Knightsbridge Fine Wines, Inc., a Nevada corporation, is a wine company formed to develop and finance the growth of a diversified international wine company consisting of estate vineyards and brands from various wine growing regions of the world. We are a publicly listed company quoted under the symbol (OTCBB: KFWI). We recently completed a share exchange with Tech-Net Communications, Inc., a Nevada corporation ("Tech-Net"), as a result of which Knightsbridge became our wholly owned subsidiary.

         Knightsbridge was founded during 2002 with a vision and objective to establish and build a diversified international wine company. We believe that an oversupply of small and mid-sized wineries lacking effective sales, marketing, and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing, and distribution group. We further believe that by adopting and applying consumer beverage marketing principals within the wine industry we can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a comparative advantage for Knightsbridge.

         In executing our strategy, Knightsbridge has to date acquired a majority ownership interest in Dominion Wines International, an international sales and distributor of Australian sourced wines sold under several Company owned brands. The wines are presently sourced from Dominion Winery Ltd. We are currently negotiating purchase and/or partnership agreements with several other wine companies. We have entered into a sales and marketing agreement with an established Napa Valley winery. We have entered into a letter of intent to acquire selected assets of the Stonegate Winery in Napa Valley. Knightsbridge will act as the exclusive sales agent for the Stonegate brand until definitive closing documents on the acquisition are executed. In addition, we recently signed a letter of intent to acquire the assets of Bodegas Torrique in Spain. As of the date of this prospectus, no definitive agreement has been reached between Knightsbridge and Stonegate or Bodegas Torrique and we cannot guarantee that such an agreement will be reached in the near future or at all.

                               RECENT DEVELOPMENTS

Business

            We used portion of the net proceeds from our recent private financing to complete the acquisition of Bodegas y Venedos Anguinan S.A. (hereinafter referred to as "Bodegas Anguinan Estate Winery") through our wholly-owned subsidiary, KFWBA Acquisition Corp, a Nevada Corp on November 6, 2003. The purchase price consisted of a combination of U.S. $200,000 and one million shares of our restricted common stock.

         We intend to use a portion of the net proceeds from our recent private financing to finalize our purchase of the assets of Bodegas Torrique. On November 24, 2003 Knightsbridge entered into a letter of intent to acquire the assets and brand of Bodegas Torrique from Senor Manuel Fernandez-Aviles Zamorano of Madrid. There can be no guarantee that Knightsbridge will be able to reach definitive agreements for the purchase of the assets of Bodegas Torrique or that if a definitive agreement is reached that they will have the same term as the letter of intent referred to herein, which is non-binding agreement.

Financing

         On October 16, 2003, we completed a private equity financing of $1,500,000 with one accredited investor. After payment of costs and expenses, we received net proceeds of approximately $1,280,000. Pursuant to the terms of the purchase agreement we issued a 7.5% convertible note for $1,500,000 that is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the Issuance Date. The note is convertible at a price per share of $1.80. In addition, the holder is entitled to receive an aggregate of 416,667 common stock Purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $2.40 per share.

         On December 22, 2003, we completed a private equity financing of $2,000,000 with one accredited investor. After payment of costs and expenses, we received net proceeds of approximately $1,735,000. Pursuant to the terms of the purchase agreement we issued a 7.5% convertible note for $2,000,000 that is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the Issuance Date. The note is convertible at a price per share of $1.80. In addition, the holder is entitled to receive an aggregate of 1,111,111 common stock Purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $0.70 per share.

         Also in connection with the issuance of the notes and warrants, we agreed to file a registration statement with the SEC within 30 days of the date of the second Purchase Agreement registering the resale of the shares of common stock in an amount at least equal to the sum of 125% of the number of shares that would be issuable upon conversion of the both notes and 100% of the shares of common stock issuable upon the exercise of the warrants. If our registration statement is not declared effective by the Securities and Exchange Commission by March 21, 2003, we will begin to owe penalties to our investors. We are required to keep this registration statement effective until such time as all of the common stock underlying the note and the warrants is freely tradeable under the Securities Act of 1933, as amended.

         In addition to the registration rights granted to the purchaser of the note we have granted piggy-back registration rights to certain other shareholders who received shares of our common stock as consideration for services performed on our behalf. See "Selling Shareholders."

                                  RISK FACTORS

         We are dependent on future financings.

The premium wine industry is a capital-intensive business, which requires substantial capital expenditures to develop and acquire vineyards and to improve or expand wine production. Further, the farming of vineyards and acquisition of grapes and bulk wine require substantial amounts of working capital. We project the need for significant capital spending and increased working capital requirements over the next several years. There can be no assurance that we will be able to secure such financing on terms, which are acceptable, if at all. The failure to secure future financing with favorable terms could have a material adverse effect on our business and operations.

         Our business is seasonal, which could cause our market price to fluctuate.

Our industry is subject to seasonal as well as quarterly fluctuations in revenues and operating results. Sales volume tends to increase during summer months and the holiday season and decrease after the holiday season. As a result, our sales and earnings are likely to be highest during the fourth calendar quarter and lowest in the first calendar quarter. This and other factors may cause fluctuations in the market price of our common stock.

         We  are   dependent   on  third   parties   for  supply  of   products.

Knightsbridge, our operating subsidiary, currently owns only one vineyard with the facilities for wine production. Knightsbridge primarily markets and distributes wines produced by third parties under our own label or the label of such third party producers. Except for any contractual rights and remedies that Knightsbridge may have with such producers, we have no control over the availability of Knightsbridge's products, their quality or cost. If for any reason we are unable to maintain or acquire new relationships with third party producers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract producers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms. Knightsbridge may not be able to enter into alternative supply arrangements on commercially acceptable terms, if at all. There can be no assurance that the producers that Knightsbridge has engaged will be able to provide sufficient quantities of these products or that the products supplied will meet with Knightsbridge's specifications.

         We are  dependant  on certain key existing  and future  personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees such as Joel Shapiro, our Chief Executive Officer; Paul Gardner, our Chief Marketing Officer; and Joseph Carr, our Vice President of Sales. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. We have employment agreements with both Paul Gardner and Joseph Carr. We do not currently maintain key man life insurance on any of our key employees. In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. Key employees will require a strong background in the wine industry. We cannot assure that we will be able to successfully attract and retain key personnel.

          Our acquisitions and potential future acquisitions involve a number of risks.

Our potential future acquisitions involve risks associated with assimilating these operations into our company; integrating, retaining and motivating key personnel; integrating and managing geographically-dispersed operations integrating the technology and infrastructures of disparate entities; risks inherent in the production and marketing wine and replanting of existing vineyards.

         We may have difficulty competing with larger and better financed companies in our sector.

The premium table wine industry is intensely competitive and highly fragmented. Our wines may compete in all of the premium wine market segments with many other premium domestic and foreign wines. Our wines also may compete with popular-priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by our independent distributors, many of which carry extensive brand portfolios. Many of our competitors have greater financial, technical, marketing and public relations resources than we presently have. Our sales may be harmed to the extent we are not able to compete successfully against such wine or alternative beverage producers.

         Winemaking and grape growing are subject to a variety of agricultural risks.

Various diseases, pests, fungi, viruses, drought, frosts and certain other weather conditions can affect the quality and quantity of grapes available, decreasing the supply of our products and negatively impacting profitability. Many California vineyards have been infested in recent years with phylloxera. Although we intend to work towards limiting the risk from phylloxera, there can be no assurance that the vineyards owned or utilized by the producers with whom we have contracted, or future vineyards that we may acquire, will not become susceptible to current or new strains of phylloxera. Pierce's Disease is a vine bacterial disease that has been in California for more than 100 years. It kills grapevines and there is no known cure. Small insects called sharpshooters spread this disease. A new strain of the sharpshooter, the glassy winged, was discovered in Southern California and is believed to be migrating north. The agricultural industry is actively trying to control this pest and is making every reasonable effort to prevent an infestation in vineyards. We cannot, however, guarantee that our current producers will succeed in preventing contamination in existing vineyard or that we will succeed in preventing contamination in future vineyards we may acquire. Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production. Grape growing also requires adequate water supplies. A substantial reduction in water supplies could result in material losses of grape crops and vines.

         Our business may be adversely effected by our ability to grow or acquire enough high quality grapes for our wines.

The adequacy of our grape supply is influenced by consumer demand for wine in relation to industry-wide production levels. While we believe that we can secure sufficient supplies of grapes from a combination of acquisitions and from grape supply contracts with independent growers, we cannot be certain that grape supply shortages will not occur. A shortage in the supply of wine grapes could result in an increase in the price of some or all grape varieties and a corresponding increase in our wine production costs.

    Our  business  may be adversely  effected by an  oversupply  of grapes.

Current trends in the domestic and foreign wine industry point to rapid plantings of new vineyards and replanting of old vineyards to greater densities, with the expected result of significantly increasing the worldwide supply of premium wine grapes and the amount of wine which will be produced in the future. This increase in grape production has resulted in an excess of supply over demand and has forced wineries to reduce, or not increase prices.

         We may experience barriers to conducting business due to government regulations.

The United States wine industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and various foreign agencies, state liquor authorities and local authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising and relations with wholesalers and retailers. Any acquisition of new vineyards or wineries may be limited by present and future zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes or international tariffs, could reduce our profits. Future legal or regulatory challenges to the industry, either individually or in the aggregate, could harm our business.

         Foreign exchange rates risks, political stability risk, and/or the imposition of adverse trade regulations could harm our business.

The Company conducts some of its business in foreign currencies. We own and operate a winery in Argentina and operate a sales and marketing business in Australia, which exports Australian sourced wines. As part of our plans to acquire other businesses we may expand our operations to other countries, operate those businesses in foreign currencies, and export goods from the United States of America. As part of our current international business we import bulk wine into the United States of America and operate a winery in Argentina of which we use foreign currencies to purchase goods and operate those businesses. Presently, the company has not engaged in any financial hedging activities to offset the risk of exchange rate fluctuations. The Company in the future on an as-needed basis may engage in limited financial hedging activities to offset the risk of exchange rate fluctuations.

There is a risk that a shift in certain foreign exchange rates or the imposition of unforeseen and adverse political instability and/or trade regulations could adversely impact the costs of these items and the liquidity of our assets, and have an adverse impact on our operating results. In addition, the imposition of unforeseen and adverse trade regulations could have an adverse effect on our imported wine operations. We expect the volume of international transactions to increase, which may increase our exposure to future exchange rate fluctuations.

         Our business may be adversely effected by changing public opinions about alcohol.

A number of research studies suggest that various health benefits may result from the moderate consumption of alcohol, but other studies suggest that alcohol consumption does not have any health benefits and may in fact increase the risk of stroke, cancer and other illnesses. If an unfavorable report on alcohol consumption gains general support, it could harm the wine industry and our business.

RISKS RELATING TO THE OFFERING


         The fact that our directors and officers own over 54.53% of our capital stock may decrease your influence on shareholder decisions.

Our executive officers and directors, in the aggregate, beneficially own over 54.53% of our capital stock. As a result, our officers and directors, will have the ability to influence our management and affairs and the outcome of matters submitted to shareholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

         There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is traded on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future. During the month of November 2003, our common stock traded an average of 21,947 shares per day. As of December 22, 2003, the closing price of our common stock on the Over-the-Counter Bulletin Board was $2.04. As of November 30, 2003, we had approximately 45 shareholders of record not including shares held in street name. In addition, during the past two years our common stock has had a trading range with a low price of $0.01 per share and a high price of $4.97 per share.

         The outstanding warrants may adversely affect the company in the future and cause dilution to existing shareholders.

There are currently 2,222,778 warrants outstanding, which are exercisable at a various prices between $0.70 and $2.70 per share, subject to adjustment in certain circumstances, with terms that extend until as late as November 24, 2008. Exercise of the warrants may cause dilution to the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.


                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING INFORMATION

         Under the Private Securities Litigation Reform Act of 1995, companies are provided with a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words "believe," "expect," "anticipate," "intend," "plan,"
"estimate" or similar expressions.

         Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements.

         In addition, these forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders. We will not receive any proceeds upon the conversion of the Convertible into shares of our Common Stock, however, we received net proceeds of approximately $3,020,000 from the initial sale of the Convertible Notes and we could receive up to $2,984,779, net of fees and expenses, from the exercise of the warrants when and if exercised. The net proceeds from the sale of the Convertible Note and any proceeds received form the exercise of the warrants have been and will be used as set forth in the table below.

         The following table represents estimates only. The actual amounts may vary from these estimates.

Use of Funds                                    Funds Received from Sale of      Funds Received from Sale
                                                      Convertible Note            of Convertible Note and
                                                                                  Exercise of the Warrants

Purchase of Bodegas Anguina Estate
 Winery                                                  $  200,000                    $  ----------
Acquisition of certain assets of Bodegas
 Torrique                                                $1,400,000                    $  ----------
Acquisition of certain assets of Stonegate
 Wines                                                   $  --------                   $  300,000
Repayment of Bridge Loans                                $  300,000                    $  ----------




                                                                     7


Application fee associated with financing
 of potential winery purchase                            $  200,000                    $ -----------
Licensing fees associated with launch of
 Guy Buffet Brand                                        $   50,000                    $ -----------
General working capital requirements                     $  865,000                    $ 2,684,779



                              SELLING SHAREHOLDERS

         The following table sets forth certain information concerning the resale of the shares of our common stock by the Selling Shareholders. Unless otherwise described below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the Selling Shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act, as amended.

The Selling Shareholders may offer all or some portion of the shares of common stock or the shares of common stock issuable upon conversion of the note and/or exercise of the warrants. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus. In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The number of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion ratio of 125%. Individual beneficial ownership of the Selling Shareholders also includes shares of common stock that a person has the right to acquire within 60 days from the date of this prospectus.

         As of December 22, 2003, there were 31,568,250 shares of our Common Stock outstanding and 2,430,556 shares from the note and 2,222,778 shares from our warrants outstanding, which are treated on as converted basis for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders. Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of our common stock by the Selling Shareholders.

         The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such persons. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.



                                  OWNERSHIP OF COMMON STOCK PRIOR TO THE OFFERING
                                  -----------------------------------------------
                                                      PERCENTAGE OF      NUMBER          PERCENTAGE OF
       NAME OF SELLING          NUMBER OF             OWNERSHIP (1)(2)   OF SHARES       OWNERSHIP AFTER
       STOCKHOLDER              SHARES                                   OFFERED HEREBY  THE OFFERING (3)
       ------------------------------------------------------------------------------------------------------

       Gryphon Master Fund,     3,958,334             9.99%           3,958,334       0.00%
       L.P. (4)
       500 Crescent Court
       Suite 270
       Dallas, Texas  75201

       James McCubbin           300,000               0.83%             300,000          0.00%
       38 Maybaugh Lane
       Annapolis, MD 21403

       Michael McIntyre         60,000                0.17%             60,000           0.00%
       1496 Bramwell Rd
       West Vancouver, BC
       Canada. V7S 2N9

       Richard Baright (5)      50,000                0.14%             50,000           0.00%
       50 Hudson Bluff
       Tivoli, NY 12583

       Robert Massucci, Sr.(6)  50,000                0.14%             50,000           0.00%
       1881 Hood Lane
       Maple Glenn, PA 19002

       Jack Masre (7)           30,000                0.08%             30,000           0.00%
       1931 east 87th street,
       Brooklyn NY 11223

       Robert Ryan (8)          100,000               0.28%            100,000           0.00%
       108 Cathcart Rd, Gwynedd
       Valley, PA 19437

       Robert Massucci, Jr.(9)  125,000               0.35%             25,000           0.28%
       1881 Hood Lane
       Maple Glenn, PA 19002

       Michael Garncik (10)     250,000               0.69%            250,000           0.00%
       1590 Stockdale Road
       Meadowbrook, PA
       19046








                                                                               9

       Vincent Russo (11)       50,000                0.14%             50,000           0.00%
       413 Riverview Circle,
       New Hope, PA 18938

       Frank Gasztonyi (12)     200,000               0.56%             200,000          0.00%
       2355 Miramar Ave, Long
       Beach, CA 90815

       Victor Sedaka (13)       180,000               0.49%             30,000           0.40%
       3359 Bedford Avenue
       Brooklyn, NY 11210

       CK Cooper and             85,000                0.24%            85,000           0.00%
       Company(14)
       18300 Von Karman Avenue,
       Suite 440
       Irvine, CA  92612


(1) All Percentages have been rounded up to the nearest one hundredth of one percent.

(2) The 2,430,556 shares from our Convertible Note and 2,222,778 shares from our warrants outstanding are treated on fully converted basis for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders.

(3) Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that all of the selling shareholders will sell all of the shares offered herein for purposes of determining their percentage of ownership following the offering.

(4) The number of shares offered by this prospectus will vary from time to time based upon several factors including the total number of shares of common stock the holders of the note intend to convert and the amount of warrants that may be exercised. Based upon the terms of the both the note and the warrants, holders may not convert the note and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock. Additionally, the shares underlying the note are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the note's conversion price. The person having voting, dispositive or investment powers over Gryphon Master Fund, L.P. is Warren W. Garden, Authorized Agent.

(5) Includes 25,000 warrants issued on September 5, 2003, which are exercisable at a price of $2.70 per share and 25,000 warrants issued on September 5, 2003, which are exercisable at a price of $1.98 per share.

(6) Includes 25,000 warrants issued on September 8, 2003, which are exercisable at a price of $2.70 per share and 25,000 warrants issued on November 24, 003, which are exercisable at a price of $1.50 per share.

(7) Includes 30,000 warrants issued on July 1, 2003, which are exercisable at a price of $1.50 per share.

(8) Includes 50,000 warrants issued on August 26, 2003, which are exercisable at a price of $1.80 per share and 50,000 warrants issued on November 24, 2003, which are exercisable at a price of $1.50 per share.

(9) Includes 25,000 warrants issued on July 7, 2003, which are exercisable at a price of $1.50 per share and 100,000 restricted shares that are not included as part of this registration statement.

(10) Includes 75,000 warrants issued on July 28, 2003, which are exercisable at a price of $2.30 per share and 175,000 restricted shares that are included as part of this registration statement.

(11)  Includes  25,000  warrants  issued  on  September  23,  2003,   which  are
exercisable at a price of $2.00 per share and 25,000 warrants issued on November 24, 2003, which are exercisable at a price of $1.50 per share.

(12)  Includes   100,000  warrants  issued  on  December  16,  2002,  which  are exercisable at a price of $2.00 per share and 25,000 warrants issued on September 22, 2003, which are exercisable at a price of $1.50 per share.

(13) Includes 30,000 warrants issued on October 2, 2003, which are exercisable at a price of $1.50 per share and 150,000 restricted shares that are not included as part of this registration statement.

(14) Includes 25,000 warrants issued on October 16, 2003, which are exercisable at a price of $2.40 per share and 60,000 warrants issued on December 22, 2003, which are exercisable at a price of $0.70 per share.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling shareholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

    o transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

    o    in the over-the-counter market;

    o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

    o    in connection with short sales of the shares;

    o    by pledge to secure or in payment of debt and other obligations;

    o through the writing of options, whether the options are listed on an options exchange or otherwise;

    o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

    o    through a combination of any of the above transactions.

         Each selling shareholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         We have entered into registration rights agreements for the benefit of the selling shareholders to register the common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling shareholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling shareholders incident to the registration of the offering and sale of the common stock.

                                    BUSINESS

OVERVIEW

         Knightsbridge Fine Wines was incorporated in the State of Nevada, on October 8, 2002 with a vision and objective to establish and build a diversified international wine company. Knightsbridge believes that an oversupply of small and mid-sized wineries lacking effective sales, marketing, and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing, and distribution group. Knightsbridge further believes that by adopting and applying consumer beverage marketing principals within the wine industry it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a comparative advantage for Knightsbridge. On August 1, 2003, we completed a reverse acquisition of Tech-net Communications, Inc., a Nevada corporation, incorporated on May 15, 2000. Following the reverse acquisition, we changed the name of Tech-net Communications, Inc. to "Knightsbridge Fine Wines, Inc." Knightsbridge Fine Wines, Inc. (formerly "Tech-net Communications") is now the parent company to our operating subsidiaries and is referred to herein as Knightsbridge.

         Most of our current costs consist primarily of expenses associated with the developing our corporate strategy. As a result of our plan to expand our operations through new internal and external initiatives to expand revenue growth, we expect these costs to increase. Our profitability and success depends upon our success in executing our strategy to consolidate and build an efficient operation and our ability to raise capital in order to execute our growth plans.

BODEGAS Y VENEDOS ANGUINAN S.A.

            We used portion of the net proceeds from our recent private financing to complete the acquisition of Bodegas y Venedos Anguinan S.A. through our wholly-owned subsidiary, KFWBA Acquisition Corp, a Nevada Corporation on November 6, 2003. The purchase price consisted of a combination of U.S. $200,000 and one million shares of our restricted common stock. The shares issued to the former shareholders of Bodegas are subject to a put option agreement, whereby KFWBA agreed to purchase the shares in accordance with a schedule over the next four years, at a price per share of $2.50. Knightsbridge has guaranteed KFWBA's performance of the puts. Additionally, should KFWBA default on its obligations and Knightsbridge default on its guarantee, the shares of Bodegas would revert to the former shareholders of Bodegas.

         The Bodegas winery and estate encompasses approximately 900 acres in the Andes Mountains of Argentina The estate winery, founded in 1924, has developed a reputation for producing high quality wines with exceptional value. The winery focuses on traditional Bordeaux varietals, including Cabernet Sauvignon, Merlot, and Malbec, which has been shown to excel in Argentina's microclimates. Currently, there are 160 mature planted acres on a 900-acre estate. The vineyards have modern irrigation and piping systems contributing to optimum quality and production of the grapes.

KNIGHTSBRIDGE SPAIN

         We intend to use a portion of the net proceeds from our recent private financing to finalize our purchase of the assets of Bodegas Torrique. On November 24, 2003 Knightsbridge entered into a letter of intent to acquire the assets and brand of Bodegas Torrique from Senor Manuel Fernandez-Aviles Zamorano of Madrid. This group of companies, headquartered in Noblejas, Toledo, currently have approximately $13.5 million of sales nationally. Their brands of wines, which include Castilla La Mancha, Ribera del Duero and Rioja and are produced under the brand names of Camino de la Dehesa, Dehesa de la Jara, Barbechera, Cacharel, Campo Alto, Castillo de Madroniz, Valdelamillo and Catania among others, are sold, together with selected imported wines from Europe and Latin America. The group maintains a direct sales force selling to supermarkets, retail chains and other significant volume buyers.

         The acquisition early in expected to close in the first quarter of 2004. There are no assurances that this transaction will be closed within the anticipated timeframe, that it will close consistent with terms of the initial agreement, or at all.

GUY BUFFET CELLARS

           In order to complement our growth, Management has decided to create new brands based upon world renowned artists--to maximize brand name recognition while minimizing marketing costs. As part of this strategy, we recently announced the launch of Guy Buffet Cellars--an international collection of wines representing the blending of Mr. Buffet's artistic talent with the artistic talent of Knightsbridge's winemakers. This collection of wines, each featuring a unique Guy Buffet designed label, will initially feature California Chardonnay, Merlot, Cabernet Sauvignon, Sauvignon Blanc, and Shiraz from Australia. As distribution grows internationally, the company intends to add varietal blends from New Zealand and Bordeaux

         This strategy has several important advantages:

         Name recognition. Many wine consumers purchase wine based upon their ability to recognize and remember the brand or label. By using a name that the consumer is already familiar with, there is no need to spend massive amounts of marketing dollars to build name recognition.

         Labels. By having the artists design different labels for each wine varietal, these colorful "paintings" on a bottle will stand out at wine retail shops, encouraging the consumer to pick up and inspect the label, thus improving the odds of the consumer purchasing the wine.

         Collecting. As many people collect works of art by a specific artist, consumers will be encouraged to collect the entire series of wine labels and wines produced by the artist. These can then be put on display in the consumer's living room or used to decorate their wine cellar.

PRODUCTS

Current Product Line

         As of the date of this filing, with the exception of Bodegas, Knightsbridge currently markets and distributes wines produced by third parties under its own or such other parties' labels. These include a variety of red and white wines produced under the following labels by the following third parties:

---------------------------------------- -------------------------------------
            NAME                                  PRODUCER

---------------------------------------- -------------------------------------
The Global Collection of Guy Buffet      EOS Estate Winery (bottler only)
---------------------------------------- -------------------------------------
Kirkland Ranch Estate Wines              Kirkland Family Estate
---------------------------------------- -------------------------------------
Kirkland Ranch                           Kirkland Family Estate
---------------------------------------- -------------------------------------
Jamieson Canyon                          Kirkland Family Estate
---------------------------------------- -------------------------------------
Alexander Park                           Dominion Wines, Ltd
---------------------------------------- -------------------------------------
Vinus                                    Dominion Wines, Ltd
---------------------------------------- -------------------------------------
Saddle Mountain                          Dominion Wines, Ltd.
---------------------------------------- -------------------------------------


Future Products

         As a result of our recent acquisition, financing and LOIs, Knightsbridge plans to begin producing and distributing its own wines. We anticipate that the initial series of Knightsbridge owned and/or produced wines will include the following:

------------------------------------------ -------------------------------------
                NAME                                  PRODUCER

------------------------------------------ -------------------------------------
Stonegate                                  Kirkland Family Estate (bottler)
------------------------------------------ -------------------------------------
Fincas del Ocampo                          Bodegas y Venedos Anguinan S.A.
------------------------------------------ -------------------------------------
Siete Soles                                Bodegas y Venedos Anguinan S.A.
------------------------------------------ -------------------------------------
Los Colorados - Argentina Artist Series    Bodegas y Venedos Anguinan S.A.
------------------------------------------ -------------------------------------
Melbourne Park Australia                   Dominion Wines, Ltd.
------------------------------------------ -------------------------------------


CURRENT SALES AND MARKETING

         Knightsbridge currently markets and distributes wines produced by third parties under our own or such other parties' labels. We sell our wines through direct sales, independent distributors, our own customer list, and in limited quantities, directly from the wineries. Distributors generally remarket the wines through specialty wine shops and grocery stores, selected restaurants, hotels and private clubs across the country, and in certain overseas markets. We rely primarily on word-of-mouth recommendation, wine tastings, positive reviews in various publications, select wine competitions and company-sponsored promotional activities in order to increase public awareness of its wines.

         Our wines are marketed by independent distributors in all 50 states and the District of Columbia and Puerto Rico and, internationally, in the Caribbean

Islands and Canada. We are currently investigating extending our distribution network into the Far East and Europe. Knightsbridge employs 7 dedicated sales and marketing professionals who work directly with distributors in a particular region of the United States and their customers. In addition, we have 25 broker agents who assist our sales and marketing forces with the distribution of our wines.

COMPETITION
         The premium segment of the wine industry is intensely competitive. Our competitors produce table, premium and other wines in the United States of America, Europe, South Africa, South America, Australia and New Zealand. Our domestic competitors in the popular-premium and super-premium segments include Beringer Blass Wine Estates (Beringer, Meridian), Brown-Forman (Fetzer),Constellation Brands (Estancia, Talus, Vendange, Nathanson Creek), Diageo (Beaulieu Vineyards), Kendall-Jackson, and the Wine Group (Glen Ellen). Our higher-priced wines compete with several hundred smaller California wineries, generally from Napa or Sonoma County, and with numerous foreign vintners, that produce premium wines. In recent years some very large producers of primarily generic wines have introduced varietal wines in the growing premium wine market. Our wines also compete with other alcoholic and non-alcoholic beverages for shelf space in retail stores and for marketing focus by our independent distributors, all of which also carry other wine or beverage brands. Many of our domestic and international competitors have significantly greater resources and as a result there can be no assurance that in the future we will be able to successfully compete with these competitors or that we will not face greater competition from other wineries and beverage manufacturers.

         At present, we do not have a single main competitor. Rather, we compete with different companies in different wine categories. In addition, we complete with various beverage companies for shelf space in retail stores that carry wine or other beverage brands.

INDUSTRY TAXES AND COSTS

         The United States Government imposes a federal excise tax on table wine. This excise tax increased from $0.41 per case to $2.55 per case on January 1, 1991. In addition, various states (including California) also impose excise taxes on wine. There can be no guarantee that the Federal or State Governments will not increase excise tax on wines in the near future.

RESEARCH AND DEVELOPMENT

         The Company did not conduct any significant research and development activities during the fiscal year ended December 31, 2002.

EMPLOYEES

         At December 1, 2003, we had 13 full tine employees based throughout the United States and 1 full time employee at our Australian office located at 13 Lileura Avenue, Beaumaris, Victoria, AU 3193. In addition, KFWBA ACquisition Corp. has twenty full-time employees located at Bodegas y Venedos Anguinan S.A.We also pay approximately 25 broker-agents on a commission basis, as independent contractors, to assist our sales and marketing forces with the distribution of our wines.

         None of our employees is represented by a labor union and we consider our relationships with our employees to be good.

REGULATORY ENVIRONMENT

Regulation; Permits and Licenses

         The production and sale of wine are subject to extensive regulation by various federal and state regulatory agencies, which require the Company to maintain various permits, bonds and licenses. The Company believes it is in compliance with all currently applicable federal and state regulations.

CORPORATE HISTORY

         We were incorporated under the laws of the state of Nevada in May 15, 2000, with the name Tech-Net Communications, Inc. Our original business was to establish an Internet e-commerce gateway, the Technet Gateway, for exchange of telecommunications services specifically targeted to small and medium size users of such services. It was our intention to provide the US telecommunications industry an online tool enabling them to market and sell their products through our website thereby allowing them to reach an untapped market of buyers consisting of small to medium size businesses in need of telecommunication products.

         Due to deteriorating market and lack of additional financing, in the summer of 2003, we determined that we would search for an ongoing business that we could purchase solely for stock rather than having to raise capital necessary for completely launching our existing business enterprise. On August 1, 2003, we completed a share exchange with Knightsbridge As a result of the share exchange, Knightsbridge became our wholly owned subsidiary.



                             DESCRIPTION OF PROPERTY

         Our corporate and United States offices are located at 65 Shrewsbury Road, Livingston, NJ 07039. This space is provided by the majority shareholder at no rent. The majority shareholder also uses this space for other purposes, the actual rental value is de minimus.

         Our Australian office is located at 13 Lileura Avenue, Beaumaris, Victoria, AU 3193. There is currently no rent for the space.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table and text set forth the names and ages of all directors and executive officers of Knightsbridge as of December 22, 2003. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. We did not hold an annual meeting in 2002, we plan to hold our next annual meeting on April 1, 2003. There are no family relationships among directors and executive officers. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.


NAME                      AGE               POSITION
----                      ---               --------
Joel Shapiro               32          Chairman, President and CEO and Director
Anthony J. A. Bryan        80          Director
Phillip E. Pearce          74          Director
Paul Gardner               49          Chief Marketing Officer
Jim McCubbin               39          Chief Financial Officer
Joseph Carr                43          Executive Vice President of Sales

         JOEL SHAPIRO, CHAIRMAN OF THE BOARD, PRESIDENT AND CEO. Joel ("Jake") Shapiro is CEO, President and Chairman of Knightsbridge Fine Wines. He has reviewed or visited almost 100 wineries in 4 continents in his quest to build the world's best wine company. He is charged with developing, sourcing and negotiating our acquisitions and strategic partnerships. He also guides corporate strategy, ensuring that we stay on-track to meet our long-term goals. Prior to joining Knightsbridge, Mr. Shapiro was President of JS Capital LLC, an east coast based finance boutique specializing in mergers & acquisitions, and public corporate finance. Since its founding, JS Capital has been engaged and financed a variety on industry non-specific companies including software production firms in Pakistan, fiber optic systems in Mexico, and five star European hotel owners and operators. JS Capital has built a strong presence in both apparel and mass media sectors, and maintains a number of Hollywood celebrity clients. Mr. Shapiro began his finance career in 1992 working in the back offices of the investment-banking firm of M.H. Meyerson & Company. While attending night school at the Rutgers University Graduate School of Business for his MBA, Mr. Shapiro quickly rose up the ranks from working in the operations division of M.H. Meyerson to becoming one of the youngest Senior Traders, where he executed institutional orders on behalf of Wall Streets biggest firms, including Goldman Sachs, Merrill Lynch, and Credit Suisse First Boston. Mr. Shapiro attended Rutgers University, where he completed his studies in three years and received departmental and collegiate honors. As an undergraduate, Mr. Shapiro also attended the National University of Singapore, and through a joint venture program with Columbia University, the Shanghai Teachers College in China.

         ANTHONY J.A. BRYAN, DIRECTOR. Anthony J. A. Bryan is a Director of Knightsbridge. Mr. Bryan is a Senior Managing Director and Chairman of the Executive Committee of The Whatey Group, LLC, and a private international merchant bank. Mr. Bryan is the former Chairman and CEO of Copperweld Corporation, a Fortune 500 steel company, and the former CEO of Cameron Iron

Works, a Fortune 500 company in the oil service business. Mr. Bryan has served on the Board of Directors of Federal Express (1987-96), Chrysler Corporation (1975-91), PNC Financial Corp (1978-89), ITT Corporation, Koppers Corporation, Hamilton Oil Corporation, First City National Bank of Houston, Imetal, and Hospital Corporation International. Mr. Bryan received his Master Degree in Business Administration from the Harvard Business School.

         PHILLIP E. PEARCE, DIRECTOR. Phillip E. Pearce is a Director of Knightsbridge. Mr. Pearce is an independent business consultant with Phil E. Pearce & Associates, and a member of the Board of Directors for a number of domestic and internationally headquartered companies. Mr. Pearce was Senior Vice President and a director of E.F. Hutton, Chairman of the Board of Governors of the National Association of Securities Dealers, a Governor of the New York Stock Exchange and a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Mr. Pearce has been a featured speaker to the European Economic Committee in Belgium representing the United States on a symposium on public disclosures. Mr. Pearce is a graduate of the University of South Carolina and the Wharton School of Investment Banking at the University of Pennsylvania.

         PAUL GARDNER, CHIEF MARKETING OFFICER. Paul Gardner is Knightsbridge's Chief Marketing Officer and CEO of Dominion Wines International. Mr. Gardner has almost thirty years of experience in the beverage industry including the last thirteen years in the wine industry overseeing the development and growth of international marketing and sales programs. Prior to joining Knightsbridge, Mr. Gardner founded Dominion Wines International in 1999. Prior to that, working in Australia and the United States, he played a critical role in the growth and development of wine group that eventually became Berringer Blass. As part of this process, he played a significant role bringing Australian style wines to the US market. He also started and managed Southern Cross Wine, which grew revenue to over $40 million and an EBIT of $10 million in just over 3 years. Before managing Southern Cross, he oversaw the Victorian operation of Mildara Wine from the purchase of Wolf Blass through a further number of acquisitions and brand development. Prior to entering the wine industry, Mr. Gardner worked for the Coca-Cola Company in Australia, eventually becoming the Sales and Marketing Director with a team of 200 staff and control of a marketing budget of over $30 million. Mr. Gardner received his BS in Business Management from Monash University in Australia.

         JIM MCCUBBIN, CHIEF FINANCIAL OFFICER. Mr. McCubbin is the chief financial officer of Knightsbridge Fine Wines, responsible for directing our financial operations. He has over fifteen years experience working with small and micro cap companies and over seven years experience in public reporting and compliance with both 33 and 34 act knowledge. He has hands-on experience dealing with the intricacies of small and micro cap business as it relates to situations involving areas of high and erratic growth, restructuring, mergers and acquisitions, corporate compliance and organizational development. He has developed contacts and knowledge that assist small and micro cap companies in reducing expenses as it relates to; corporate compliance and audit review, especially given the new constraints from Sarbanes-Oxley. His financial background is further enhanced with strong skills in the areas of human resources, contract administration, corporate insurance management, and project management and development. Mr. McCubbin also serves as the CFO of WidePoint Corporation (Nasdaq OTB: WDPT). Prior to Mr. McCubbin's employment at WidePoint, he held various financial and management positions with a wide range of companies including Ernst & Young, Lockheed Martin, McBee Associates, Memtec

Ltd., and Marmac Associates. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

         JOSEPH CARR, EXECUTIVE VICE PRESIDENT OF SALES. Joe Carr is our Executive Vice President of Sales. Mr. Carr has over twenty years experience in the wine industry overseeing team building within the international wine Industry. Prior to joining Knightsbridge, Mr. Carr was Vice President/Eastern Division Import Manager for Beringer Blass Wines. In this position, Joe surpassed all shipment and depletion goals while outperforming national Australian category trends over 38%. Mr. Carr also launched the brand Rothbury Estates, which surpassed all national goals and marketing plans. Prior to that, Mr. Carr was President of Mildara Blass Wines for North America. He lead the integration team of Beringer and Mildara Blass Wines and was responsible for international operations budgets, including Sales and Marketing Operations, and International Finance in excess of 11 million US$. He managed the executive staff including VP Marketing, VP Finance, and National Sales Manager. Joe built a team that consisted of 23 Region, Division Managers, National Accounts and 18 Regional Brokers. Previously he was Eastern Regional Manager for Paterno
Imports, whose international portfolio of products comes from all major wine producing countries. Mr. Carr graduated from the State University of New York at Geneseo in 1982 with a degree in Business Communications/ Fine Arts.

                             EXECUTIVE COMPENSATION

         During the last three completed  fiscal years, we did not pay our chief
executive  officer  or  any  of  our  executive   officers  any  cash  or  stock
compensation for their services.

BOARD OF DIRECTORS

         Our directors who are employees do not receive any compensation from Knightsbridge for services rendered as directors. Outside directors receive $1,000 a month for serving on the Board of Directors, an additional $1,000 per committee meeting for service on a committee of the Board of Directors and may in the future be granted incentive-based stock compensation. Cash fees to be paid to directors have not been paid as of the date of this Prospectus and are currently accruing.

EMPLOYMENT AGREEMENTS

         On February 20, 2003, we entered into an employment agreement with Mr. Paul Gardner as an executive of the Company effective March 1, 2003. Mr. Gardner will serve at the pleasure of the Board of Director's. Mr. Gardner's compensation will be $125,000 (Australian Dollars) per annum along with other similar employee benefits as offered to employees of the Company. In addition Mr. Gardner received 986,700 shares of stock of Knightsbridge Fine Wine, Inc. valued at $22,800

         On June 1, 2003 the Company entered into an employment agreement with Mr. Joe Carr as an executive of the Company effective June 1, 2003. Mr. Carr will serve at the pleasure of the Board of Director's. Mr. Carr's compensation will be $125,000 per annum along with other similar employee benefits as offered to employees of the Company

STOCK OPTION PLANS

         We do not currently have any stock option or incentive plans.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

         As of December 22, 2003, we had a total of 31,568,250 shares of Common Stock and no shares of Preferred Stock issued and outstanding, which are the only issued and outstanding voting equity securities of Knightsbridge.

         The following table sets forth, as of December 22, 2003: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our Common Stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock except as otherwise indicated.


                                         Amount and Nature of      Percentage
     Name and Address                    Beneficial Ownership      Of Voting of
                                                                   Securities(1)

Joel Shapiro                             14,091,050                 44.64%
65 Shrewsbury Rd
Livingston, NJ 07039

Anthony J. A. Bryan                         325,000                  1.03%
2525 North Ocean Blvd
Gulfstream, FL 33483

Phillip E. Pearce                           250,000                  0.79%
6624 Glenleaf Court
Charlotte, NC  28270

                                         Amount and Nature of       Percentage
      Name and Address                   Beneficial Ownership       Of Voting of

Paul Garnder                             1,897,000 (2)              6.01%
13 Lileura Avenue
Beaumaris
Victoria, AU 3193

James McCubbin                             300,000                  0.95%
38 Maybaugh Lane
Annapolis, MD 21403

Joseph Carr                                350,000                  1.11%
659 Western Avenue
Albany, NY 12203

Barry Alexander                          1,800,000                  5.70%
33948 N. 81st Street
Scottsdale, AZ 85262

TriPoint Capital Advisors, LLC           1,646,000                  5.21%
400 Professional Drive, Ste 310
Gaithersburg, Maryland 20879


All directors and officers as a group   17,213,050                 54.53%
   (6 persons)

* Included in this table are persons who may not own 5% of our outstanding Voting Stock but who currently hold positions as our officers or directors.
--------------

(1) All Percentages have been rounded up to the nearest one hundredth of one percent.

(2) Mr. Gardner is a one hundred (100%) percent shareholder of PLS Super Annuation Fund, which owns 1,897,000 of our voting shares. Therefore, Mr. Gardner beneficially owns 1,897,000 Shares of our voting stock.




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                   AND RECENT SALES OF UNREGISTERED SECURITIES

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We currently sublease our corporate and United States offices located at 65 Shrewsbury Road, Livingston, NJ 07039 pursuant to a verbal lease agreement with JS Capital, LLC, a company that is 100% owned by Joel Shapiro. JS Capital currently does not charge Knightsbridge for this space.

         We currently sublease our Australian office located at 13 Lileura Avenue, Beaumaris, Victoria, AU 3193 pursuant to a verbal lease agreement with The PLS Super Annuation Fund, a company that is 100% owned by Paul Gardner. Knightsbridge is currently not charged rent for this space.

RECENT SALES OF UNREGISTERED SECURITIES

         In order to accomplish the August 2003 share exchange with Knightsbridge, we issued an aggregate of 12,402,500 (24,803,000 as of our forward split effective August 13, 2003) shares of our Common Stock in exchange for all of the issued and outstanding capital stock of Knightsbridge from the shareholders of Knightsbridge. The shares issued to the Knightsbridge Shareholders were issued to 35 persons, 7 of whom are employees of Knightsbridge whose shares in Knightsbridge were originally issued in accordance with Rule 701 and the remainder of whom are accredited investors, pursuant to the exemption from Registration provided by Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering.

         On August 6, 2003, we issued 60,000 shares of restricted Common Stock to Michael McIntyre pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act, for issuances not involving a public offering. The shares were valued at $0.13 per share, the market price for shares of our common stock at the time of issuance. Therefore, the total aggregate value of the consideration paid to Michael McIntrye was $7,800. As per the consulting agreement, Michael McIntyre is to receive an additional 70,000 shares for his services. These restricted shares will vest 10,000 per month beginning on January 6, 2004.

         On October 16, 2003, we issued a 7.5% convertible note for $1,500,000 that is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the issuance date, to the extent such principal amount and interest have not been repaid or converted into shares of our common stock, at a price per share of $1.80. In addition, as further consideration to the investor, we issued 416,667 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $2.40 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

         In connection with a series of private debt financings between December 16, 2002 and September 23, 2003, listed as Notes Payable in note 4 of our financial statements, we issued 510,000 warrants, each of which entitles the holder to purchase one share of our common stock for a period of five years from the date of issuance at a price of between $1.50 and $2.70 per share, to eight accredited investor pursuant to a private debt financing. The private debt financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act for issuances not involving a public offering.

         On October 16, 2003, we issued 25,000 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $2.40 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

        On December 22, 2003, we issued a 7.5% convertible note for $2,000,000 that is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the issuance date, to the extent such principal amount and interest have not been repaid or converted into shares of our common stock, at a price per share of $1.80. In addition, as further consideration to the investor, we issued 1,111,111 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $0.70 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

         On November 24, 2003, we issued 100,000 warrants, each of which entitles the holder to purchase one share of our common stock for a period of five years from the date of issuance at a price of $1.50 per share, to three accredited investors pursuant to a consulting agreement. The warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On December 22, 2003, we issued 60,000 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $0.70 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

                            DESCRIPTION OF SECURITIES

         Our authorized capital consists of 100,000,000 shares of Common Stock, $.001 par value per share, and no shares of preferred stock. As of December 22, 2003, there were outstanding 31,568,250 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of our common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors, in its discretion, from funds legally available therefore. Upon liquidation or dissolution of Knightsbridge, the holders of our common stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. Our common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

CONVERTIBLE NOTES

         The first note is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the issuance date (October 16,
2006), to the extent such principal amount and interest have not been repaid or converted into shares of the our common stock. The conversion rate of the note into shares of our common stock is $1.80 per share. Interest on the unpaid principal balance of the note accrues at the rate of 7.5% per annum from the date of original issuance until the note becomes due and payable on October 16, 2006, or such earlier date upon acceleration or by conversion, repayment or redemption in accordance with the terms of the note. See Exhibit 4.2 "Convertible Note Agreement" and Exhibit 4.4 "Registration Rights Agreement".

         The second note is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the issuance date (December 22,
2006), to the extent such principal amount and interest have not been repaid or converted into shares of the our common stock. The conversion rate of the note into shares of our common stock is $1.80 per share. Interest on the unpaid principal balance of the note accrues at the rate of 7.5% per annum from the date of original issuance until the note becomes due and payable on December 22, 2006, or such earlier date upon acceleration or by conversion, repayment or redemption in accordance with the terms of the note. See Exhibit 4.6 "Convertible Note Agreement" and Exhibit 4.8" Registration Rights Agreement".

WARRANTS

Warrants from October 16th Convertible Debt Financing

         Each warrant from the convertible debt financing (completed on October 16, 2003) allows its holder to purchase one share of our common stock at an exercise price of $2.40, subject to adjustment, until three years after the date of issuance (October 16, 2003). Holders may also exercise the warrants through a cashless exercise using the following formula:

                  X =          Y(A-B)
                               ------
                                 A

     where:

                 X = the number of shares of Common Stock to be issued to the holder upon conversion;

                 Y = the  number of Warrant Shares identified in the Exercise
                     Form as being applied to the subject exercise;
                 A = the Current Market Price on such date; and B = the Exercise Price on such date

         For additional terms of the warrants, see Exhibit 4.1 "Purchase Agreement" and the form of Investor Warrant annexed hereto as Exhibit 4.3.

         The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including split-ups or combinations of our common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock with or without payment of any consideration.

         Pursuant to the terms of the warrants, Knightsbridge shall not effect the exercise of any warrants, and no person who is a holder of these warrants shall have the right to exercise their warrants, to the extent that after giving effect to such exercise, such person (together with such person's affiliates) would beneficially own in excess of 9.99% of the shares of the common stock of Knightsbridge outstanding immediately after giving effect to such exercise.

         No fractional shares will be issued upon the exercise of the warrants, but we will pay cash for the value of any fractional shares or warrants otherwise issuable.

Warrants from December 22nd Convertible Debt Financing

         Each warrant from the convertible debt financing (completed on December 22, 2003) allows its holder to purchase one share of our common stock at an exercise price of $0.70, subject to adjustment, until three years after the date of issuance (December 22, 2003). Holders may also exercise the warrants through a net exercise using the following formula:

                                 X = Y x (A - B)
                                   -----------
                                        A

where,

          X=     the number of shares of Common Stock to be issued to the Holder

          Y= the number of shares of Common Stock as to which this Warrant is to be exercised

          A= the Current Fair Market Value of one share of Common Stock calculated as of the last Trading Day immediately preceding the exercise of this Warrant

          B=     the Purchase Price

         For additional terms of the warrants, see Exhibit 4.5 "Purchase Agreement" and the form of Investor Warrant annexed hereto as Exhibit 4.7.

         The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including split-ups or combinations of our common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock with or without payment of any consideration.

         Pursuant to the terms of the warrants, Knightsbridge shall not effect the exercise of any warrants, and no person who is a holder of these warrants shall have the right to exercise their warrants, to the extent that after giving effect to such exercise, such person (together with such person's affiliates) would beneficially own in excess of 9.99% of the shares of the common stock of Knightsbridge outstanding immediately after giving effect to such exercise.

         No fractional shares will be issued upon the exercise of the warrants, but we will pay cash for the value of any fractional shares or warrants otherwise issuable.


Other Warrants

         Each warrant from various financing and consulting agreements between December 16, 2002 and November 24, 2003 allows its holder to purchase one share of common stock at prices ranging from $1.50 to $2.70, subject to adjustment, until five years after the date of issuance.

         The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including split-ups or combinations of our common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock with or without payment of any consideration.

         No fractional shares will be issued upon the exercise of the warrants, but we will pay cash for the value of any fractional shares or warrants otherwise issuable.

DIVIDEND POLICY

         It is the policy of our Board of Directors to retain our earnings for use in our day-to-day operations and expansion of our operations. We have not declared any dividends on our common stock, nor do we intend to declare any dividends in the foreseeable future.


REGISTRATION RIGHTS

         In connection with the issuance of the convertible note and warrants, we agreed to file a registration statement with the SEC within 30 days of the date of the second Purchase Agreement (dated December 22, 2003) registering the resale of the shares of common stock underlying the note and the warrants in an amount at least equal to the sum of 125% of the number of underlying shares that would be issuable upon conversion of the note and 100% of the shares of common stock issuable upon the exercise of the warrants In addition, we agreed, at our expense, to keep such registration statement current until the earlier of 24 months or such time as all of the shares of common stock registered herein are freely tradable under the Securities Act.

         If the registration statement is not filed within 30 days following the date of the December 22 Securities Purchase Agreement or is not declared effective by the SEC by March 21, 2003, then, on such date and on the date of every monthly anniversary thereof until the registration statement is declared effective, we have agreed to pay to the note holder an amount in cash equal at the rate of one percent (1%) of the purchase price of the note and the warrants paid by the purchaser pursuant to the Purchase Agreement for the first thirty
(30) day period, and two percent (2%) of the purchase price of the note and the warrants paid by the Purchaser pursuant to the Purchase Agreement for the each thirty (30) day period thereafter (pro rated for any period less than thirty
(30) days. If we default on the note, we have agreed to pay to the note holders interest thereon at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), accruing daily from the date such amounts are due until such amounts, plus all such interest thereon, are paid in full. In the event of a default due to a Bankruptcy Event or in the case where the company has indebtedness of greater than $1 million, this note shall become automatically due without further action or notice. In the event of such acceleration, the note holder shall be due 125% of the outstanding principle plus all accrued and unpaid interest, if any.

         In addition to the registration rights granted to the purchasers of the convertible note and warrants, we have granted piggy-back registration rights to certain other shareholders and /or warrant holders who received shares of our common stock or warrants as consideration for services performed on our behalf and/or financing provided to Knightsbridge. See "Selling Shareholders."

TRANSFER AGENT

         The transfer agent for the Common Stock is Pacific Stock Transfer, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, (702) 361-3033. Knightsbridge acts as its own transfer agent with regard to Warrants.

                            MARKET FOR COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

         The Common Stock is currently quoted on the OTC Bulletin Board under the symbol "KFWI." Prior to September 25, 2003, the date on which our name change became effective, the Common Stock traded under the symbol "TNTC" and there was limited active market for trading of the Common Stock.

         The following table sets forth the quarterly high and low bid prices for the Common Stock since April, 2003, the initial trading date for TNTC. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

FISCAL 2003                                                 HIGH           LOW
                                                            ----           ---
  Second Quarter (starting April, 2003)                   $0.30           $0.01
  Third Quarter (beginning on August 1)...............    $4.97           $0.13
  Fourth Quarter (to date)............................    $3.95           $1.16

         At December 22, 2003, the closing bid price of the Common Stock was $2.04. At November 30, 2003, there were approximately 45 record holders of the Common Stock. This number excludes any estimate by the Company of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

         The Company has not paid cash dividends on any class of common equity since formation and the Company does not anticipate paying any dividends on its outstanding common stock in the foreseeable future.

                    MANANGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and Notes thereto which appear elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

OVERVIEW

         On August 1, 2003, we completed a Share Exchange (the "Share Exchange") with Knightsbridge Fine Wines, Inc. ("Knightsbridge"), a Nevada corporation, formed to develop and finance the growth of a diversified international wine company consisting of estate vineyards and brands from various wine growing regions of the world. As a result of the Share Exchange, Knightsbridge became our wholly owned subsidiary. The shareholders of Knightsbridge now own the majority of our voting stock.

         The   comparables   discussed   below  relate  to  the   operations  of
Knightsbridge for the periods discussed.

         Knightsbridge has to date acquired a majority ownership interest in of Dominion Wines International, an Australian company that owns several international brands and markets the wines globally. The wines are produced at Dominion Winery Ltd., of which Knightsbridge is not a shareholder. Knightsbridge is currently negotiating purchase and/or partnership agreements with several other wine companies. On August 1, 2003 we entered into a sales and marketing agreement with an established Napa Valley winery. In addition, Knightsbridge had a marketing and distribution agreement with EOS Estate Winery, a Central California Coastal Winery. However, this agreement terminated on November 30, 2003. As of the date of this filing, Knightsbridge has not reached definitive agreements to acquire or partner with any such companies. As a result, Knightsbridge currently markets and distributes wines produced by third parties under its own or such other parties' labels.

         We anticipate expanding our sales in the next quarter and have made several agreements with other wine companies that we believe will assist with these efforts. These agreements include:

         On September 4, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to acquire the assets and brand of StoneGate Wines from the California Wine Company. Knightsbridge will act as the exclusive sales agent for the Stonegate brand until definitive closing documents on the acquisition are executed.

         During the 3rd quarter of 2003, Knightsbridge Fine Wines, Inc entered into two licensing agreements with noted artists in its effort to launch an Artist series brand to be built around leading artist around the world. As part of this strategy, we recently announced the launch of Guy Buffet Cellars--an international collection of wines representing the blending of Mr. Buffet's artistic talent with the artistic talent of Knightsbridge's winemakers. This collection of wines, each featuring a unique Guy Buffet designed label, will initially feature California Chardonnay, Merlot, Cabernet Sauvignon, Sauvignon Blanc, and Shiraz from Australia. As distribution grows internationally, the company intends to add varietal blends from New Zealand and Bordeaux.

         On November 6, 2003, the Company's wholly-owned subsidiary, KFWBA completed the acquisition of Bodegas Anguinan Estate Winery. The purchase price consisted of a combination of $200,000 (USD) and one million shares of the Company's restricted common stock. The purchase price was paid to the former shareholder(s) of Bodegas Anguinan Winery.

         The acquisition of Bodegas Anguinan Estate Winery is part of Knightsbridge's strategy to build a diversified international wine company. By applying consumer beverage marketing principals to the sales, branding, and distribution of premium brands and leveraging those efforts across a growing foundation of international wineries the Company believes it can maximize economies of scale, utilization, and flexibility of centralized production that will result in greater brand identity, integrity, and profitability.

         On November 24, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to acquire to acquire a controlling interest in a number of wine producing and distribution businesses in Spain owned by Senor Manuel Fernandez-Aviles Zamorano of Madrid.

         Most of the Company's current costs consist primarily of the expenses associated with the development stage activities associated with executing the Company's strategy. As a result of its plan to expand its operations through new internal and external initiatives to expand revenue growth, the Company expects these costs to increase. The Company's profitability and success depends upon its success in executing its strategy to consolidate and build an efficient operation and its ability to raise capital for the Company's endeavors. There can be no assurance that the Company will be able to secure such financing on terms, which are acceptable, if at all. The failure to secure future financing with favorable terms could have a material adverse effect on the Company's business and its ability to fund the Company's internal and external initiatives.

CRITICAL ACCOUNTING POLICIES

         Our Unaudited Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements:

         ALLOWANCE FOR DOUBTFUL ACCOUNTS. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

         INVENTORY. The Company has initiated production of an Artist Series brand in which the Company is building inventory through contract producers and the procurement of goods. The Company has adopted the FIFO ( "first in first out") method of accounting for its Inventory.

         INCOME TAXES. We account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company continues to reduce its net deferred taxes by a 100% valuation allowance.

         LITIGATION. We account for litigation losses in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies." Under SFAS No. 5, loss contingency provisions are recorded for probable losses at management's best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are refined each accounting period, as additional information is known. Accordingly, we are often initially unable to develop a best estimate of loss; therefore, the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased or a best estimate can be made, resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected.

RESULTS OF OPERATIONS

Since Inception October 8, 2002.

     Revenues. Revenues since inception, were approximately $254,000. We had no revenues prior to the commencement of our operations in 2003. We earned revenues from commissions earned from the sales and marketing relationships we entered into with two wineries in July and August of 2003 and from the sales of wines from our Dominion Wines, Ltd subsidiary. As we prepare to launch our own brands in the fourth quarter of 2003 and expand our sales and marketing infrastructure we anticipate our revenues to expand.

     Sales and marketing expense. Sales and marketing expenses since inception, were approximately $450,000. We had no Sales and marketing expenses prior to the commencement of our operations in 2003. Our sales and marketing expenses were a result of establishing, building, and funding our sales and marketing team which is the major direct expense related to producing the Company's sales commissions. We anticipate our sales and marketing expenses to grow as we attempt to establish and build a sales and marketing infrastructure to support the anticipated sales volume of both our own brands and our sales and marketing relationships.

     General and administrative. General and administrative expenses since inception, were approximately $550,000. We had no general and administrative expenses prior to the commencement of our Company on October 8, 2002. Our general and administrative expenses since inception were attributable to startup costs associated with establishing, building, and supporting the requirements of the Company as well as the cost associated with operating our Dominion Wines Ltd. subsidiary. The Company anticipates these cost to expand as we continue to expand the operations of the Company.

     Stock compensation expense. Stock compensation expense since inception, were approximately $2,370,000. The expense was related to a non-cash charge related to the issuance of stock under a stock subscription agreement for the benefit of Knightsbridge Fine Wines, Inc. and prior to its share exchange with TechNet Communications, Inc. As such, the difference between the issuance price of $0.001 under the stock subscription agreement and the average share price of $0.80 (split adjusted) on the first effective trading date following the share exchange with TechNet Communications, Inc. was deemed a stock compensation expense.

     Other income (expense), net. Interest income since inception, was approximately $5,600 due to a loan made to a winery that the Company is currently negotiating a purchase agreement with. Interest expense since inception, was approximately $321,000 attributable to interest from short term loans entered into by the Company to fund operations of which approximately $267,000 represents the debt discount resulting from recording the estimated value of warrants issued along with those short term loans.

     Minority Interest. Minority interest since inception of approximately $13,600 was reversed due to losses incurred from the Company's Dominion Wines, Ltd. Subsidiary that were apportioned to the Company's minority interest.

     Net loss. As a result of the above, net loss since inception, was approximately $3,418,000.

Three Months Ended September 30, 2003

     Revenues. Revenues for the three month period ended September 30, 2003, were approximately $204,000. We had no revenues prior to the commencement of our operations in 2003. We earned revenues from commissions earned from the sales and marketing relationships we entered into with two wineries in July and August of 2003. As we prepare to launch our own brands in the fourth quarter of 2003 and expand our sales and marketing infrastructure we anticipate our revenues to expand.

     Sales and marketing expenses. Sales and marketing expenses for the three month period ended September 30, 2003, were approximately $442,000. We had no Sales and marketing expenses prior to the commencement of our operations in 2003. Our sales and marketing expenses were a result of expenses associated with establishing, building, and funding our sales and marketing team which is the major direct expense related to producing the Company's sales commissions. We anticipate our sales and marketing expenses to grow as we attempt to establish and build a sales and marketing infrastructure to support the anticipated sales volume of both our own brands and our sales and marketing relationships.

     General and administrative. General and administrative expenses for the three month period ended September 30, 2003, were approximately $268,000. We had no General and administrative expenses prior to the commencement to the establishment of our Company on October 8, 2002. Our general and administrative expenses for the three months ended September 30, 2003 were attributable to startup costs associated with establishing, building, and supporting the requirements of the Company. The Company anticipates these cost to expand as we continue to expand the operations of the Company.

     Stock compensation expense. Stock compensation expense for the three month period ended September 30, 2003, were approximately $2,348,000. The expense was related to a non-cash charge related to the issuance of stock under a stock subscription agreement for the benefit of Knightsbridge Fine Wines, Inc. and prior to its share exchange with TechNet Communications, Inc. As such, the difference between the issuance price of $0.001 under the stock subscription agreement and the average share price of $0.80 (split adjusted) on the first effective trading date following the share exchange with TechNet Communications, Inc. was deemed a stock compensation expense.

     Other income (expense), net. Interest income for the three month period ended September 30, 2003, was approximately $5,600 due to a loan made to a winery with whom the Company is currently negotiating a purchase agreement with. Interest expense for the nine month period ended September 30, 2003, was approximately $290,000 attributable to interest from short term loans entered into by the Company to fund operations of which approximately $267,000 represents the debt discount resulting from recording the estimated value of warrants issued along with those short term loans.

     Minority Interest. Minority interest for the three month period ended September 30, 2003 of approximately $5,400 was reversed due to losses incurred from the Company's Dominion Wines, Ltd. subsidiary that were apportioned to the Company's minority interest.

     Net loss. As a result of the above, the net loss for the three month period ended September 30, 2003, was approximately $3,133,000.

Nine Months Ended September 30, 2003

     Revenues. Revenues for the nine month period ended September 30, 2003, were approximately $254,000. We had no revenues prior to the commencement of our operations in 2003. We earned revenues from commissions earned from the sales and marketing relationships we entered into with two wineries in July and August of 2003 and from the sales of wines from our Dominion Wines, Ltd subsidiary. As we prepare to launch our own brands in the fourth quarter of 2003 and expand our sales and marketing infrastructure we anticipate our revenues to expand.

     Sales and marketing expenses. Sales and marketing expenses for the nine month period ended September 30, 2003, were approximately $450,000. We had no Sales and marketing expenses prior to the commencement of our operations in 2003. Our sales and marketing expenses were a result of establishing, building, and funding our sales and marketing team which is the major direct expense related to producing the Company's sales commissions. We anticipate our sales and marketing expenses to grow as we attempt to establish and build a sales and marketing infrastructure to support the anticipated sales volume of both our own brands and our sales and marketing relationships.

     General and administrative. General and administrative expenses for the nine month period ended September 30, 2003, were approximately $515,000. We had no general and administrative expenses prior to the commencement to the establishment of our Company on October 8, 2002. Our general and administrative expenses for the nine months ended September 30, 2003 were attributable to startup costs associated with establishing, building, and supporting the requirements of the Company as well as the cost associated with operating our Dominion Wines Ltd. subsidiary. The Company anticipates these cost to expand as we continue to expand the operations of the Company.

     Stock compensation expense. Stock compensation expense for the nine month period ended September 30, 2003, were approximately $2,370,000. The expense was related to a non-cash charge related to the issuance of stock under a stock subscription agreement for the benefit of Knightsbridge Fine Wines, Inc. and prior to its share exchange with TechNet Communications, Inc. As such, the difference between the issuance price of $0.001 under the stock subscription agreement and the average share price of $0.80 (split adjusted) on the first effective trading date following the share exchange with TechNet Communications, Inc. was deemed a stock compensation expense.

     Other income (expense), net. Interest income for the nine month period ended September 30, 2003, was approximately $5,600 due to a loan made to a winery that the Company is currently negotiating a purchase agreement with. Interest expense for the nine month period ended September 30, 2003, was approximately $319,000 attributable to interest from short term loans entered into by the Company to fund operations of which approximately $267,000 represents the debt discount resulting from recording the estimated value of warrants issued along with those short term loans.

     Minority Interest. Minority interest for the nine month period ended September 30, 2003 of approximately $13,600 was reversed due to losses incurred from the Company's Dominion Wines, Ltd. Subsidiary that were apportioned to the Company's minority interest.

     Net loss. As a result of the above, the net loss for the nine month period ended September 30, 2003, was approximately $3,382,000.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has, since inception, financed its operations through the sale of stock, seller notes, convertible notes, and convertible exchangeable debentures.

         Cash used in operating activities for the quarter ended September 30, 2003, was approximately $464,000. The use of cash during the third quarter of 2003 was primarily a result of the development of the Company's business which increased inventory, prepaids and other assets, and accounts payable and accrued expenses.

         Cash provided from financing activities for the quarter ended September 30, 2003, was approximately $559,000. The cash provided from financing activities during the quarter of 2003 was primarily a result of the proceeds from notes payable.

         Cash used by investing activities for the quarter ended September 30, 2003, was approximately $210,000. The cash used by investing activities from investing activities during the quarter of 2003 was primarily a result of the purchase of assets and a short-term loan to a winery that the Company is currently negotiating a potential purchase for.

         There was $3,557 in capital expenditures on property for the quarter ended September 30, 2003. The Company anticipates further capital expenditures as the Company executes its business strategy. There was no material capital expenditures for the quarter ended September 30, 2002 as the inception of the Company was subsequent to this quarter.

         As of September 30, 2003, the Company had negative net working capital of approximately $778,000. The Company's primary source of liquidity consists of approximately $22,000 of accounts receivables, net. The Company's current liabilities include approximately $406,000 in accounts payable and accrued expenses.

         The Company in the fourth quarter of 2003 raised approximately $1,310,000 net of fees through a convertible exchangeable debenture to continue to fund its operations and execute its business strategy. The Company anticipates the requirement to raise additional working capital in the future to both fund it operations and to acquire assets as it executes its business strategy. There can be no assurance that additional financing, if required, will be available on acceptable terms, if at all.

OTHER

         Inflation has not had a significant effect on the Company's operations.

         The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

         Pursuant with the Share Exchange Agreement between Tech-net and Knightsbridge, Morgan & Company (the "Former Accountant") resigned as principal accountants for Tech-Net Communications, Inc. and Marks, Paneth & Shron, the principal accountants of Knightsbridge, were appointed as our principal accountants effective August 1, 2003. The decision to change accountants has been approved by the Company's board of directors.

         The Former Accountant's report dated June 24, 2003 on the Company's consolidated financial statements as of and for the fiscal year ended March 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audit of the interim periods ending August 31, 2002 and September 30, 2002, there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in their report on the financial statements for such periods.

         In connection with the audit of Knightsbridge for the fiscal year ended December 31, 2002 and the subsequent interim period ending June 30, 2003, the Former Accountant did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.


                                LEGAL PROCEEDINGS

         Other than as disclosed herein, we are not a party to any material legal proceeding and no such proceeding is known to be contemplated.

                                     EXPERTS

         The financial statements included in the Prospectus have been audited by Marks Paneth & Shron LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Law Offices of Louis E. Taubman, P.C., has passed upon the validity of the securities being offered hereby.

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders
Knightsbridge Fine Wine, Inc.

We have audited the accompanying balance sheet of Knightsbridge Fine Wine, Inc. as of December 31, 2002, and the related statements of operations, stockholders deficit, and cash flows for the period October 8, 2002 (Inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to present fairly, in all material respects, the financial position of Knightsbridge Fine Wine, Inc. as of December 31, 2002 and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Marks Paneth & Shron LLP
----------------------------
    Marks Paneth & Shron LLP



October 14, 2003
New York, NY

                          Knightsbridge Fine Wine, Inc.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                    (audited)

                                December 31, 2002

                                     ASSETS

Current assets:
         Cash                                                         $ 115,000
         Prepaid expenses                                                68,965
                                                                      ---------
         Total current assets                                         $ 183,965
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
         Accounts payable                                             $  20,152
         Note payable                                                   190,833
                                                                      ---------
         Total current liabilities                                    $ 210,985

STOCKHOLDERS' DEFICIT:
  Preferred stock, $.001 par value, 10,000,000 shares
   authorized, none issued and outstanding                                 --
  Common stock, $.001 par value, 40,000,000 shares
   authorized, 17,705,050 shares issued and outstanding
   as of December 31, 2002                                               17,705
  Warrants, 100,000 issued and outstanding                               10,000
  Subscriptions receivable                                              (17,705)
  Deficit accumulated during the development stage                      (37,020)
                                                                      ---------
       Total Stockholders' Deficit                                      (27,020)
                                                                      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                           $ 183,965
                                                                      =========

        The accompanying notes are an integral part of these statements.

                          Knightsbridge Fine Wine, Inc.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                                    (audited)

        Period From October 8, 2002 (Inception) Through December 31, 2002

                                                               Inception through
                                                               December 31, 2002
                                                              ------------------

Revenue                                                        $              --

Operating expenses:

  Professional fees                                                      22,648
  Other general and administrative                                       12,594
                                                               -----------------
         Loss from operations                                           (35,242)
                                                               -----------------

  Interest expense                                                        1,778
                                                               -----------------
         Net loss                                              $        (37,020)
                                                               =================

Net loss per share:
  Basic and diluted                                            $          (0.00)
                                                               =================

Weighted average shares outstanding:
   Basic and diluted                                                 17,705,050
                                                               =================

        The accompanying notes are an integral part of these statements.



                         Knightsbridge Fine Wines, Inc.
                          (A Development Stage Company)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                                    (audited)

        Period From October 8, 2002 (Inception) Through December 31, 2002


                          Common Stock            Subscriptions   Warrants        Accumulated     Total
                   Shares           Amount        Receivable                      deficit
                   ------------    ------------   ------------    ------------    ------------    ------------
Oct. 10, 2002
Common Stock
Issued             17,705,050    $     17,705    $    (17,705)                                  $       --

Dec. 16, 2002
100,000 warrants
issued                                                            $     10,000                    $     10,000

Net loss for
the period                                                                        $    (37,020)   $    (37,020)
                   ------------    ------------   ------------    ------------    ------------    ------------

Balance
Dec. 31, 2002        17,705,050    $     17,705    $    (17,705)   $     10,000   $    (37,020)   $    (27,020)
                   ============    ============    ============    ============   ============    ============



        The accompanying notes are an integral part of these statements.

                         Knightsbridge Fine Wines, Inc.
                          (A Development Stage Company)

                             Statement of Cash Flows
                                    (audited)

        Period from October 8, 2002 (Inception) through December 31, 2002

                                                                    Inception
                                                                    Through
                                                                    December
                                                                     31, 2002
                                                                    ---------
Cash flows from operating activities:
  Net loss                                                          $ (37,020)
  Adjustments to reconcile net loss to cash
    used in operating activities:
  Amortization                                                            833
Changes in:
  Prepaid expenses                                                    (68,965)
  Accounts Payable                                                     20,152
                                                                    ---------

Net cash (used in) provided by operating activities                   (85,000)
                                                                    ---------

Cash flows from financing activities:
  Proceeds from notes payable                                       $ 190,000
  Proceeds from issuance of warrants                                   10,000
                                                                    ---------
Net cash provided (used in) by financing activities                   200,000

Net increase in cash                                                $ 115,000
  Cash, beginning of period                                              --
                                                                    ---------
  Cash, end of period                                               $ 115,000
                                                                    =========

Supplemental information:
  Income taxes paid                                                 $    --
  Interest paid                                                     $    --


        The accompanying notes are an integral part of these statements.

                         Knightsbridge Fine Wines, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                    (audited)

NOTE 1:  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

Knightsbridge Fine Wines was incorporated in the State of Nevada, on October 8, 2002 with a vision and objective to establish and build a diversified international wine company. Knightsbridge believes that an oversupply of small and mid-sized wineries lacking effective sales, marketing, and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing, and distribution group. Knightsbridge further believes that by adopting and applying consumer beverage marketing principals within the wine industry it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a comparative advantage for Knightsbridge.

Most of the Company's current costs consist primarily of the expenses associated with the development stage activities associated with executing the Company's strategy. As a result of its plan to expand its operations through new internal and external initiatives to expand revenue growth, the Company expects these costs to increase. The Company's profitability and success depends upon its success in executing its strategy to consolidate and build an efficient operation and its ability to raise capital for the Company's endeavors. There can be no assurance that the Company will be able to secure such financing on terms, which are acceptable, if at all. The failure to secure future financing with favorable terms could have a material adverse effect on the Company's business and its ability to fund the Company's internal and external initiatives.


NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

         Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less. Cash as of December 31, 2002 was held for the Company by the Company's legal counsel. Cash was disbursed by the Company's legal counsel in December 2002 and transferred to the Company's bank account in January 2003.

Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Basic and Diluted Net Loss Per Share

         Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The treasury stock effect of warrants to purchase 100,000 shares of common stock outstanding at December 31, 2002, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for the period is presented as identical.

NOTE 3:  PREPAID EXPENSES

         Included in prepaid expenses is the Company's deposit of $50,000 with an international winery for the future delivery of raw and/or finished inventory.

NOTE 4:  NOTE PAYABLE

         A note payable is recorded at a discounted value of $190,000 with a principal of $200,000 due June 14, 2003 with interest at 11.5%. Interest is payable monthly. The discount of $10,000 is amortized over the life of the loan. The Company, as further consideration, issued 100,000 warrants with exercise rights at $2.00 per share of the Company's common stock. These warrants were valued at $10,000.

         The Company has not paid the interest as due pursuant to this note and has not paid the principal of $200,000 when it was due. The terms of the note require that effective June 15, 2003, the interest will be 19% and the note is payable on demand.

NOTE 5:  INCOME TAXES

         The net operating loss of $37,020 gave rise to a deferred tax asset of $12,957 at the 35% tax rate. This asset was completely offset by a valuation allowance.

NOTE 6:  COMMITMENTS AND CONTINGENCIES

         Our corporate office is located at 65 Shrewsbury Road, Livingston, NJ 07039. This space is provided by the majority shareholder at no rent. The majority shareholder also uses this space for other purposes, the actual rental value is de minius.

NOTE 7:  SUBSEQUENT EVENTS

         On February 17, 2002 Knightsbridge Fine Wines, Inc. purchased a 56% ownership position in Dominion Wines International in exchange for 1,000,000 shares of stock. For financial reporting purposes, a value of $23,101 was assigned to the stock.

         In February 2003 the Company issued 986,700 shares of common stock to an employee as compensation.

         On July 1, 2003 Knightsbridge Fine Wines, Inc. entered into a sales and marketing agreement with EOS Winery. This agreement will terminate on December 1, 2003

         In July 2003, 5,113,250 shares of common stock were sold to various parties at $0.01 per share.

         On August 1, 2003 Knightsbridge Fine Wines, Inc. completed a merger with Tech Net Communications, Inc. ("Technet") The Company's shareholders sold all of their shares in the Company in exchange for 82.89% of the number of shares of common stock of Technet outstanding on a fully diluted basis, a total of 24,805,000 shares. For each two shares of the Company, the shareholders received one share of Technet. The August 13, 2003 two for one forward split then restored the Company's shareholders original number of shares. Although Technet is the legal Parent Company, the merger has been treated as a recapitalization of the Company. The company is the continuing entity for financial reporting purposes. The Financial Statements will therefore be prepared as if the Company had always been the reporting Company and then on the merger date, had changed its name and reorganized its capital stock. In addition, the merger results in severe limitations being in place on the use of Technet's net operating loss carryovers. Technet's name was subsequently changed to Knightsbridge Fine Wine, Inc. on August 13, 2003. In addition, the merger results in severe limitations being in place on the use of Technet's net operating loss carryovers.

         On August 1, 2003 Knightsbridge Fine Wines, Inc. entered into a sales and marketing agreement with Kirkland Ranch Winery.

         On August 27, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to purchase the Bodegas Anguianan Estate Winery.

         On September 4, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to acquire the assets and brand of StoneGate Wines from the California Wine Company.

         During the 3rd quarter of 2003, Knightsbridge Fine Wines, Inc entered into two licensing agreements with noted artist in its effort to launch an Artist series brand to be built around leading artist around the world. On November 6, 2003, the Company's wholly-owned subsidiary, KFWBA completed the acquisition of Bodegas Anguinan Estate Winery. The purchase price consisted of a combination of $200,000 (USD) and one million shares of the Company's restricted common stock. The purchase price was paid to the former shareholder(s) of Bodegas Anguinan Winery.

         Pursuant to the Share Exchange Agreement, Edward Wong, Jayeson Carmichael and Diane Travis resigned on September 15, 2003 as directors our compliance with Rule 14f-1 of the Exchange Act. There have been no disagreements between the registrant and Jayeson Carmichael, Edward Wong and Diane Travis.




                 KNIGHTSBRIDGE FINE WINE, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                                   (UNAUDITED)
                           CONSOLIDATED BALANCE SHEETS

                                                                              MARCH 31,   JUNE 30,
                                                                                2003        2003
                                                                             ---------    ---------
                                ASSETS

Current assets:
        Cash and cash equivalents                                            $  35,313    $   4,205

        Accounts receivable,
            net of allowance of $23,119 and $39,394, respectively               10,673
                                                                                             42,556
        Prepaid expenses and other current assets                               75,553       91,532
        Loan receivable                                                           --        100,000
                                                                             ---------    ---------

        Total current assets                                                   153,422      206,410

Intangible assets                                                               10,000       10,000
                                                                             ---------    ---------
Total assets                                                                   163,422      216,410
                                                                             =========    =========


                  LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                                    $   8,618    $  27,398
         Accrued expenses                                                       28,232       75,867
         Customer deposit liability                                              7,382        8,189
         Notes payables                                                        195,833      325,000
                                                                             ---------    ---------
         Total current liabilities                                             240,065      436,454
                                                                             ---------    ---------

Minority Interest                                                               25,799       10,014

Shareholders' equity
          Preferred stock, $0.001 par value, 10,000,000 shares authorized,
                 None issued and outstanding                                      --           --
         Common stock, $0.001 par value, 40,000,000 shares authorized,
                19,691,750 shares issued and outstanding
                as of March 31, 2003 and June 30, 2003                          19,692       19,692
          Warrants, 100,000 issued and outstanding as of March 31, 2003
          and                                                                   10,000       10,000
            June 30, 2003
          Subscription receivable                                              (17,705)     (17,705)
          Additional paid in capital                                            43,914       43,914
          Deficit accumulated during development stage                        (158,343)    (285,959)
                                                                             ---------    ---------

         Total shareholders' equity                                           (102,442)    (230,058)
                                                                             ---------    ---------

Total liabilities & shareholders' equity                                     $ 163,442    $ 216,409
                                                                             =========    =========


        The accompanying notes are an integral part of these statements.



                 KNIGHTSBRIDGE FINE WINES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                                   (UNAUDITED)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                            ------------------------------------------------------------
                                              THREE MONTHS   THREE MONTHS    SIX MONTHS      SINCE
                                                  ENDED         ENDED          ENDED         INCEPTION
                                            ------------------------------------------------------------
                                                 MARCH          JUNE           JUNE         OCTOBER 8TH
                                                 2003           2003           2003              2002
                                            ------------------------------------------------------------


Revenues                                    $     33,934    $     16,080    $     50,014    $     50,014

Operating expenses:
          Cost of sales                            2,056           5,569           7,625           7,625
          Professional fees                       14,552          36,892          51,444          74,092
          General & administrative               117,288         101,287         218,575         231,169
                                            ------------------------------------------------------------

                Loss from operations             (99,962)       (127,668)       (227,630)       (262,872)

Interest expense                                  13,712          15,733          29,445          31,223
                                            ------------------------------------------------------------
Loss before minority interest                   (113,674)       (143,401)       (257,075)       (294,095)
Minority interest                                 (7,649)         15,785           8,136           8,136
                                            ------------------------------------------------------------

Net loss                                    $   (121,323)   $   (127,616)   $   (248,939    $   (285,959)
                                            ============================================================

Basic and diluted net loss per share        $      (0.00)   $      (0.01)   $      (0.01)   $      (0.02)
                                            ============================================================
Basic and diluted weighted average shares
outstanding                                   17,992,018      19,691,750      18,846,580      18,481,806
                                            ============================================================


        The accompanying notes are an integral part of these statements.



                 KNIGHTSBRIDGE FINE WINES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                                   (UNAUDITED)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS


                                                    ------------------------------------
                                                    THREE MONTHS   SIX MONTHS   SINCE
                                                      ENDED        ENDED       INCEPTION
                                                    ------------------------------------
                                                       MARCH       JUNE        OCTOBER 8
                                                       2003        2003          2002
                                                    ------------------------------------

Cash flows from operating activities:
   Net Loss                                         $(121,323)   $(248,939)   $(285,959)
Adjustments to reconcile net loss to
  cash used in operating activities:
    Amortization                                        5,000        9,167       10,000
    Minority interest                                   7,649       (8,136)      (8,136)
    Stock compensation                                 22,800       22,800       22,800
   Changes in assets and liabilities:
    Accounts Receivable, net                          (15,868)      16,015       16,015
    Prepaids and other assets                             452      (15,527)     (84,492)
    Accounts payable and accrued expense                6,843       73,258       93,410
    Customer prepaid liability                          7,382        8,189        8,189
                                                    -----------------------------------
Net cash (used in) provided by operating
   activities                                         (87,065)    (143,173)    (228,173)
                                                    -----------------------------------
Cash flows from financing activities:
    Issuance of common stock                            7,378        7,378        7,378
    Proceeds from notes payable                          --        125,000      315,000
                                                    -----------------------------------
    Proceeds from issuance of warrants                   --           --         10,000
                                                    -----------------------------------
            Cash provided by financing activities       7,378      132,378      332,378

Cash flows from investing activities:
    Increase in loan receivable                          --       (100,000)    (100,000)
                                                    -----------------------------------

      Cash (used by) investing                      $    --      $(100,000)   $(100,000)
       activities

Net (decrease) increase in cash                     $ (79,687)   $(110,795)   $(222,378)

Cash, beginning of period                           $ 115,000    $ 115,000    $    --
                                                    -----------------------------------
Cash, ending of period                              $  35,313    $   4,205    $   4,205
                                                    ===================================

Supplemental information:
     Income taxes paid                              $    --      $    --      $    --
     Interest paid                                  $    --      $    --      $    --





        The accompanying notes are an integral part of these statements.

                         Knightsbridge Fine Wines, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements
                                   (unaudited)

NOTE 1:  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

         The accompanying unaudited financial statements have been prepared in accordance with Item 310b of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("US GAAP") for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements of Knightsbridge Fine Wine, Inc., as of December 31, 2002, and the notes thereto included within this form 8-k/a filed by the Company. The results of operations for the three months and six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

         Knightsbridge Fine Wines was incorporated in the State of Nevada, on October 8, 2003 with a vision and objective to establish and build a diversified international wine company. Knightsbridge believes that an oversupply of small and mid-sized wineries lacking effective sales, marketing, and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing, and distribution group. Knightsbridge further believes that by adopting and applying consumer beverage marketing principals within the wine industry it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a comparative advantage for Knightsbridge.

     Most of the Company's current costs consist primarily of the expenses associated with the development stage activities associated with executing the Company's strategy. As a result of its plan to expand its operations through new internal and external initiatives to expand revenue growth, the Company expects these costs to increase. The Company's profitability and success depends upon its success in executing its strategy to consolidate and build an efficient operation and its ability to raise capital for the Company's endeavors. There can be no assurance that the Company will be able to secure such financing on terms, which are acceptable, if at all. The failure to secure future financing with favorable terms could have a material adverse effect on the Company's business and its ability to fund the Company's internal and external initiatives.


NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

Use of Estimates

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

         The  majority  of  the  Company's  accounts  receivable  are  due  from established  companies in the international wine industry. As of March 31, 2003,
two  customers   represented  48%  and  44%  percent  of  accounts   receivable,
respectively.  As of June 30, 2003, two customers  individually  represented 48%
and 47%, respectively of accounts receivable.


         Credit  is  extended  based on  evaluation  of a  customers'  financial condition and,  generally,  collateral is not required.  Accounts receivable are due within 30 to 45 days and are stated at amounts due from  customers net of an
allowance  for  doubtful   accounts.   Accounts   outstanding  longer  than  the
contractual  payment terms are considered  past due. The Company  determines its allowance by considering a number of factors, including the length of time trade accounts  receivable  are past due, the Company's  previous  loss  history,  the customer's  current  ability  to pay  its  obligation  to the  Company  and  the condition  of the  general  economy  and the  industry  as a whole.  The Company writes-off  accounts  receivable  when they become  uncollectible  and  payments subsequently  received on such  receivables  are credited to the  allowance  for doubtful  accounts.  The following table sets forth the rolling forward balances of the Allowance for doubtful accounts of the Company.


                                                                         ADDITIONS
                                                        BALANCE AT      CHARGED TO                        BALANCE AT
                                                       BEGINNING OF      COSTS AND                          END OF
                    DESCRIPTION                           PERIOD         EXPENSES         DEDUCTIONS        PERIOD

For the quarter ended March 30, 2003,
   Allowance for doubtful accounts................    $       -        $    23,119*       $       -        $  23,119

For the quarter ended June 30, 2003,
   Allowance for doubtful accounts................    $   23,119       $    16,275        $       -        $  39.394



         *$23,119 in additions were attributable to the allowance roll forward from Dominion Wines International and were not charged within the quarter.

Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable.

Fair Value of Financial Instruments

         Knightsbridge Fine Wines, Inc. financial instruments consist of cash, accounts receivable, loans receivable, accounts payable, notes payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of March 31, 2003 and June 30, 2003, respectively, due to their short-term nature.

Revenue Recognition

         Revenue is recognized based upon either commission earned or product shipped upon FOB Winery.

Significant Customers

         During the first quarter of 2003, three customers individually represented 64%, 22%, and 14% of revenue. During the second quarter of 2003, two customers individually represented 85% and 15% percent of revenue. For the six months ended June 30, 2003 and since inception, five customers individually represented 45%, 26%, 15%, 10% and 4%, respectively, of revenue.


New accounting pronouncements

         In 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Severance pay under SFAS 146, in many cases, would be recognized over the remaining service period rather than at the time the plan is communicated. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. We will adopt SEAS 146 for any actions initiated after January 1, 2003, and any future exit costs or disposal activities will be subject to this statement.

         In 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 defines a variable interest entity (VIE) as a corporation, partnership, trust, or any other legal structure that does not have equity investors with a controlling financial interest or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires consolidation of a VIE by the primary beneficiary of the assets, liabilities and results of activities effective in 2003. FIN 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. We do not have any material investments in variable interest entities; therefore, the adoption of this interpretation will have no impact on our consolidated financial position or results of operations.

         In 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method used on reported results. The disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.

         Pursuant to SFAS No. 148, we have elected to account for employee stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees," using an intrinsic value approach to measure compensation expense. Accordingly, no compensation expense has been recognized for options granted to employees under a such a plan since the Company at this time does not have a option plan in place.

         In 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative; (2) clarifies when a derivative contains a financing component; (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"; and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The Company does not expect the adoption of SFAS 149 to have a material impact on its financial position, cash flows or results of operations.

         In 2003,  the  FASB  issued  SFAS  No.  150,  "Accounting  for  Certain
Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The Company does not anticipate that the adoption of SFAS 150 will have a material impact on its financial position, cash flows or results of operations.

NOTE 3:  LOANS RECEIVABLE

     Pursuant to the initial capitalization and founding of the Company, the founding shareholders owe to the Company the par value associated with the initial stock issuance. Pursuant to a purchase agreement, the Company has advanced a loan for $100,000 to a U.S. based winery of which the Company is currently negotiating a potential purchase of which it currently has a marketing agreement in place.

NOTE 4:  NOTES PAYABLE

     Pursuant to a Note Payable issued on December 16th, 2002, the Company was provided $200,000.00 under a Note that accrues interest at 11.5% for 180 days and 19% thereafter. Pursuant to a Note Payable issued on May 15, 2003, the

Company was provided $100,000 under a Note that accrues interest at 12% for 90 days and 19% thereafter. Pursuant to a Note Payable issued on May 27, 2003, the Company was provided $25,000 under a Note Payable that accrues interest at 10%. All of the outstanding notes have been extended.

NOTE 5:  INTEREST EXPENSE

         In conjunction with the Notes Payable the Company incurred interest expense in the quarter ended March 31, 2003 and June 30, 2003, respectively of $13,712 and $15,733. For the six months ending June 30, 2003 and since inception the Company incurred interest expense of $29,445 and $31,223, respectively.

NOTE 6:  DOMINION WINES INTERNATIONAL

         On February 17, 2003, Knightsbridge Fine Wines, Inc. purchased a 56% share position in Dominion Wines International for 1,000,000 shares of Knightsbridge Fine Wines, Inc. an Australian wine distributor as part of the Company's strategy to build a diversified wine company. For financial reporting purposes, this stock issuance was accounted for as a non-cash investing activity.

         Dominion Wines International Balance Sheet:


         February 17, 2003


         (unaudited) (in USD)


         Cash                               $  7,378


         Accounts receivable, net             26,688


         Other current assets                  7,040


                                            ---------


         Total current assets               $ 41,106


         Intangibles                          10,000


                                            --------


         Total assets                       $ 51,106


                                            =========


         Account payable                    $ 1,690


         Other current liabilities            8,165


                                            ---------


         Total current liabilities          $ 9,855


         Equity                              41,251


         Total equity and liabilities        51,106


                                            ========

         The operations and cashflows of Dominion Wines International has been included in the financial statements of the Company as of February 17, 2003 forward.


NOTE 7:  COMMITMENTS AND CONTINGENCIES

Corporate Offices

         Our corporate and United States offices are located at 65 Shrewsbury Road, Livingston, NJ 07039. This space is provided by the majority shareholder at no rent. The majority shareholder also uses this space for other purposes, the actual rental value is de minius.

         Our Australian office is located at 13 Lileura Avenue, Beaumaris, Victoria, AU 3193. There is currently no rent for the space.

         Employment Agreements

         On February 20, 2003 the Company entered into an employment agreement with Mr. Paul Gardner as an executive of the Company effective March 1, 2003. Mr. Gardner will serve at the pleasure of the Board of Director's. Mr. Gardner's compensation will be $125,000 (Australian Dollars) per annum along with other similar employee benefits as offered to employees of the Company. In addition Mr. Gardner received 986,700 shares of stock of Knightsbridge Fine Wine, Inc. valued at $22,800.

         On June 1, 2003 the Company entered into an employment agreement with Mr. Joe Carr as an executive of the Company effective June 1, 2003. Mr. Carr will serve at the pleasure of the Board of Director's. Mr. Carr's compensation will be $125,000 per annum along with other similar employee benefits as offered to employees of the Company.

NOTE 8:  SUBSEQUENT EVENTS

         On July 1, 2003 Knightsbridge Fine Wines, Inc. entered into a sales and marketing agreement with EOS Winery. This agreement will terminate effective December 1, 2003.

         In July 2003, 5,113,250 shares of common stock were sold to various parties at $0.01 per share.

         On August 1, 2003 Knightsbridge Fine Wines, Inc. completed a merger with Tech Net Communications, Inc. ("Technet") The Company's shareholders sold all of their shares in the Company in exchange for 82.89% of the number of shares of common stock of Technet outstanding on a fully diluted basis, a total of 24,805,000 shares. For each two shares of the Company, the shareholders received one share of Technet. The August 13, 2003 two for one forward split then restored the Company's shareholders original number of shares. Although Technet is the legal Parent Company, the merger has been treated as a recapitalization of the Company. The company is the continuing entity for financial reporting purposes. The Financial Statements will therefore be prepared as if the Company had always been the reporting Company and then on the merger date, had changed its name and reorganized its capital stock. In addition, the merger results in severe limitations being in place on the use of Technet's net operating loss carryovers. Technet's name was subsequently changed to Knightsbridge Fine Wine, Inc. on August 13, 2003. In addition, the merger results in severe limitations being in place on the use of Technet's net operating loss carryovers.

         On August 1, 2003 Knightsbridge Fine Wines, Inc. entered into a sales and marketing agreement with an established Napa Valley Winery.

         On August 27, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to purchase the Bodegas Anguianan Estate Winery.

         On September 4, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to acquire the assets and brand of StoneGate Wines from the California Wine Company.

         During the 3rd quarter of 2003, Knightsbridge Fine Wines, Inc entered into two licensing agreements with noted artists in its effort to launch an Artist series brand to be built around leading artist around the world.

     On November 6, 2003, the Company's wholly-owned subsidiary, KFWBA completed the acquisition of Bodegas Anguinan Estate Winery. The purchase price consisted of a combination of $200,000 (USD) and one million shares of the Company's restricted common stock. The purchase price was paid to the former shareholder(s) of Bodegas Anguinan Winery.

         Pursuant to the Share Exchange Agreement, Edward Wong, Jayeson Carmichael and Diane Travis resigned on September 15, 2003 as directors our compliance with Rule 14f-1 of the Exchange Act. There have been no disagreements between the registrant and Jayeson Carmichael, Edward Wong and Diane Travis.





PRO FORMA CONSOLIDATED BALANCE SHEET

 The following pro forma balance sheet has been derived from the balance sheet of Tech Net Communications, Inc. ("Technet") at December 31, 2002 and adjusts such information to give effect to the acquisition of Knightsbridge Fine Wines, Inc. ("Knightsbridge"), as if the acquisition had occurred at December 31, 2002.
The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at December 31, 2002. The pro forma balance sheet should be read in conjunction with the notes thereto and KFW's financial statements and related notes thereto contained elsewhere in this filing.

December 31, 2002

                                       Knightsbridge  Technet    Adjustments    Proforma
                                        ---------    ---------    ---------    ---------

ASSETS


Current assets:
  Cash,                                 $ 115,000    $   4,814   $    (4,81    $ 115,000
  Website Development cost                   --            450         (450)        --
  Prepaid expenses                         68,965         --           --         68,965
                                        ---------    ---------    ---------    ---------
Total current assets                    $ 183,965    $   5,264    $  (5,264)   $ 183,965
                                        =========    =========    =========    =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                      $  20,152    $   8,562    $  (8,562)   $  20,152
  Note payable                            190,833         --           --        190,833
  Loan payable                               --          6,500       (6,500)        --
                                        ---------    ---------    ---------    ---------
    Total current liabilities           $ 210,985       15,062      (15,062)     210,985

STOCKHOLDERS' DEFICIT
  Common Stock                          $  17,705        7,536       (7,536)      17,705
  Warrants                                 10,000       10,000
  Subscriptions
   Receivable                             (17,705)        --           --        (17,705)
  Additional paid in capital                 --         48,184      (48,184)        --
  Deficit accumulated
  during the development stage            (37,020)      65,518      (65,518)     (37,020)
                                        ---------    ---------    ---------    ---------
    Total Stockholders' Deficit           (27,020)      (9,798)       9,798      (27,020)
                                        ---------    ---------    ---------    ---------
TOTAL LIABILITIES AND                   $ 183,965        5,264       (5,264)     183,965
     STOCKHOLDERS' DEFICIT              ===========   ========      =======    =========



                 See accompanying summary of accounting policies
                       and notes to financial statements.

NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

         On August 1, 2003, the Tech Net Communications, Inc. ("Technet") completed a Share Exchange (the "Share Exchange ") with Knightsbridge Fine Wines, Inc. ("Knightsbridge"), a Nevada corporation, formed to develop and finance the growth of a diversified international wine company consisting of estate vineyards and brands from various wine growing regions of the world. As a result of the Share Exchange, Knightsbridge became the Technet's wholly owned subsidiary. The shareholders of Knightsbridge now own the majority (82.89%) of the Technet's voting stock. To accomplish the Share Exchange, the Technet issued an aggregate of 12,402,500 shares of its Common Stock in exchange for all of the issued and outstanding capital stock of Knightsbridge from the shareholders of Knightsbridge. The shares issued to the Knightsbridge Shareholders were issued to 35 persons, 7 of whom are employees of Knightsbridge whose shares were issued in accordance with Rule 701 and the remainder of whom are accredited investors, pursuant to the exemption from Registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

         Pursuant to the terms of the Share Exchange Agreement, the officers of Knightsbridge have been appointed as Technet's officers and Jayeson Carmichael has resigned as the Technet's president and Edward Wong has resigned as the Technet's treasurer and secretary. Joel Shapiro, president of Knightsbridge has been appointed to Technet's Board of Directors and Messrs. Wong and Carmichael and Diane Travis have agreed to resign as directors following Technet's compliance with Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Also pursuant to the terms of the Share Exchange, Jayeson Carmichael, the owner of 5,000,000 shares (66.3%) of Technet's common stock prior to the Share Exchange, agreed to cancel 4,975,000 shares to treasury.

         The transaction was regarded as a reverse merger whereby Knightsbridge was considered to be the accounting acquirer as it retained control of Technet after the Exchange.

         All amounts of Technet's were reversed as the net assets assumed by CFS in the reverse merger were $0.



                          INTERIM FINANCIAL STATEMENTS

                 KNIGHTSBRIDGE FINE WINES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                                   (UNAUDITED)
                           CONSOLIDATED BALANCE SHEETS
                                                                         DECEMBER 31,   SEPTEMBER 30,
                                                                            2002           2003
                                                                         -----------    -----------

                                ASSETS
Current assets:
        Cash and cash equivalents                                        $   115,000    $      --
        Accounts receivable,
           net of allowance of $0 and $40,014, respectively                     --           21,692
        Prepaid expenses and other current assets                             68,965        112,127
        Inventory                                                               --           33,173
        Loan receivable                                                         --          205,589
                                                                         -----------    -----------

        Total current assets                                                 183,965        372,581

Property and equipment, net                                                     --            3,557
Other assets                                                                    --           58,000
                                                                         -----------    -----------
Total assets                                                                 183,965        434,138
                                                                         ===========    ===========

                  LIABILITIES & SHAREHOLDERS' DEFICIT
Current liabilities:
         Bank overdraft                                                  $      --      $    11,623
         Accounts payable                                                     20,152        161,863
         Accrued expenses                                                       --          243,985
         Customer deposit liability                                             --            8,318
         Notes payables                                                      190,833        725,000
                                                                         -----------    -----------
         Total current liabilities                                           210,985      1,150,789

Minority interest                                                               --            4,552
                                                                         -----------    -----------
Total liabilities                                                            210,985      1,155,341

Shareholders' deficit


         Common stock, $0.001 par value, 40,000,000 shares authorized,
                17,705,050 and 29,933,250 shares issued and
outstanding
                as of December 31, 2002 and September  30, 2003,              17,705         29,933
respectively
          Warrants,  100,000 and 480,000  issued and  outstanding as of December  31, 2002 and September 30, 2003, respectively
          Subscription receivable                                            (17,705)       (21,565)
          Prepaid stock compensation                                            --         (299,625)
          Additional paid in capital                                          10,000      2,988,588
          Deficit accumulated during development stage                       (37,020)    (3,418,534)
                                                                         -----------    -----------
         Total shareholders' deficit                                         (27,020)      (721,203)
                                                                         -----------    -----------

Total liabilities & shareholders' deficit                                $   183,965    $   434,138
                                                                         ===========    ===========


        The accompanying notes are an integral part of these statements.



                 KNIGHTSBRIDGE FINE WINES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                                   (UNAUDITED)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                            --------------------------------------------
                                              THREE MONTHS   NINE MONTHS     SINCE
                                                ENDED          ENDED         INCEPTION
                                            --------------------------------------------
                                              SEPTEMBER       SEPTEMBER      OCTOBER 8TH
                                                 2003           2003             2002
                                            --------------------------------------------

Revenues                                    $    203,671    $    253,685    $    253,685

Operating expenses:
       Sales and marketing expenses              441,875         449,499         449,499
       General & administrative                  267,828         515,047         550,289
       Stock compensation expense              2,347,662       2,370,462       2,370,462
                                            --------------------------------------------

         Loss from operations                 (2,853,694)     (3,081,323)     (3,116,565)

Other income (expenses), net:
       Interest income                             5,589           5,589           5,589
       Interest expense                         (289,933)       (319,378)       (321,156)
                                            --------------------------------------------

         Other income (expense), net            (284,344)       (313,789)       (315,567)
                                            --------------------------------------------
Loss before minority interest                 (3,138,038)     (3,395,112)     (3,432,132)
Minority interest in consolidated loss            (5,462)        (13,598)        (13,598)
                                            --------------------------------------------

Net loss                                    $ (3,132,576)   $ (3,381,514)   $ (3,418,534)
                                            ============================================

Basic and diluted net loss per share        $      (0.11)   $      (0.15)   $      (0.16)
                                            ============================================
Basic and diluted weighted average shares
outstanding                                   28,205,524      22,218,828      21,147,121
                                            ============================================


        The accompanying notes are an integral part of these statements.



                 KNIGHTSBRIDGE FINE WINES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                                   (UNAUDITED)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS


                                                   NINE MONTHS      SINCE
                                                     ENDED        INCEPTION
                                                    SEPTEMBER     OCTOBER 8TH
                                                       2003         2002
                                                   --------------------------
Cash flows from operating activities:
   Net Loss                                        $(3,381,514)   $(3,418,534)
Adjustments to reconcile net loss to
  cash used in operating activities:
    Aamortization of debt discount                     276,683        277,516
    Minority interest                                  (13,598)       (13,598)
    Stock compensation                               2,370,462      2,370,462
   Changes in assets and liabilities:
    Cash overdraft                                      11,623         11,623
    Accounts Receivable, net                             4,996          4,996
    Inventory                                          (33,173)       (33,173)
    Prepaids and other assets                          (41,711)      (110,676)
    Accounts payable and
     accrued expense                                   333,840        353,992
    Customer prepaid liability                           8,318          8,318
                                                   --------------------------
Net cash (used in)  operating activities
                                                      (464,074)      (549,074)
                                                   --------------------------

Cash flows from financing activities:
    Issuance of common stock                            33,631         33,631
    Proceeds from notes payable                        525,000        725,000
                                                   --------------------------
      Cash provided by financing activities            558,631        758,631

Cash flows from investing activities:
     Purchase of assets                                 (9,557)        (9,557)
     Increase in loan receivable                      (200,000)      (200,000)
                                                   --------------------------
      Cash (used by) investing
       Activities                                     (209,557)      (209,557)

Net (decrease) in cash                                (126,623)             0

Cash and cash equivalents, beginning of
period                                             $   115,000    $      --
                                                   --------------------------

Cash and cash equivalents, ending of period        $         0    $         0
                                                   ==========================


Supplemental information:
     Income taxes paid                             $      --      $      --
     Interest paid                                 $      --      $      --


        The accompanying notes are an integral part of these statements.

                         Knightsbridge Fine Wines, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements
                                   (unaudited)

NOTE 1:  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

      The accompanying unaudited financial statements have been prepared in accordance with Item 310b of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("US GAAP") for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements of Knightsbridge Fine Wine, Inc., as of December 31, 2002, and the notes thereto filed in the form 8-k/a filed by the Company. The results of operations for the three, nine months, and since inception through September 30, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

         Knightsbridge Fine Wines was incorporated in the State of Nevada, on October 8, 2002 with a vision and objective to establish and build a diversified international wine company. Knightsbridge believes that an oversupply of small and mid-sized wineries lacking effective sales, marketing, and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing, and distribution group. Knightsbridge further believes that by adopting and applying consumer beverage marketing principles within the wine industry it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a comparative advantage for Knightsbridge.

         Most of the Company's current costs consist primarily of the expenses associated with the development stage activities associated with executing the Company's strategy. As a result of its plan to expand its operations through new internal and external initiatives to expand revenue growth, the Company expects these costs to increase. The Company's profitability and success depends upon its success in executing its strategy to consolidate and build an efficient operation and its ability to raise capital for the Company's endeavors. There can be no assurance that the Company will be able to secure such financing on terms, which are acceptable, if at all. The failure to secure future financing with favorable terms could have a material adverse effect on the Company's business and its ability to fund the Company's internal and external initiatives.

     On August 1, 2003 Knightsbridge Fine Wines, Inc. completed a merger with Tech Net Communications, Inc. ("Technet") The Company's shareholders sold all of their shares in the Company in exchange for 82.89% of the number of shares of common stock of Technet outstanding on a fully diluted basis, a total of 24,805,000 shares. For each two shares of the Company, the shareholders received one share of Technet. The August 13, 2003 two for one forward split then restored the Company's shareholders original number of shares. Although Technet is the legal Parent Company, the merger has been treated as a recapitalization of the Company. The Company is the continuing entity for financial reporting purposes. The Financial Statements will therefore be prepared as if the Company had always been the reporting Company and then on the merger date, had changed its name and reorganized its capital stock. In addition, the merger results in severe limitations being in place on the use of Technet's net operating loss carryovers. Technet's name was subsequently changed to Knightsbridge Fine Wine, Inc. on August 13, 2003.

NOTE2:  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

Use of Estimates

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Accounts Receivable

         The majority of the Company's accounts receivable are due from a winery for which the Company has a sales and marketing agreement and an international wine wholesaler. As of September 30, 2003, the winery represented nearly all of the collectable accounts receivable of the Company. The company has recorded a bad debt allowance against the receivable from the international wine wholesaler as a result of the length of time the receivable has been past due.

         Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The following table sets forth the rolling forward balances of the Allowance for doubtful accounts of the Company.



                                                                   ADDITIONS
                                                 BALANCE AT       CHARGED TO                     BALANCE AT
                                                BEGINNING OF       COSTS AND                       END OF
                    DESCRIPTION                    PERIOD          EXPENSES      DEDUCTIONS        PERIOD

For the quarter ended September 30, 2003,
   Allowance for doubtful accounts..........  $    39,394*      $        620     $       -       $  40,014



         *$23,119 in additions were  attributable  to the  allowance,  as of the
acquisition   date,  on  accounts   receivable   acquired  from  Dominion  Wines
International during the half of 2003.





Inventory

         The Company has initiated production of an Artist Series brand in which the Company is building inventory through contract producers and the procurement of goods. The Company has adopted the FIFO ( "first in first out") method of accounting for its Inventory. The Company during the third quarter of 2003 initiated production and procured raw materials valued at approximately $33,000.

Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, accounts receivable, and notes receivable.

Fair Value of Financial Instruments

         Knightsbridge Fine Wines, Inc. financial instruments consist of cash, accounts receivable, loans receivable, accounts payable, notes payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2003 due to their short-term nature.

Revenue Recognition

         Revenue is recognized based upon either commission earned or product shipped upon FOB Winery.

Significant Customers

         For  the  three  months  ended   September  30,  2003,   two  customers
individually represented 90% and 10% of revenue. For the nine months ended September 30, 2003 and since inception one customer individually represented 72% of revenue.

Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company continues to reduce its net deferred taxes by a 100% valuation allowance.

Basic and Diluted Net Loss Per Share

         Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The effect of warrants to purchase 480,000 shares of common stock outstanding at September 30, 2003, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical.

New accounting pronouncements

         In 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Severance pay under SFAS 146, in many cases, would be recognized over the remaining service period rather than at the time the plan is communicated. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. We will adopt SEAS 146 for any actions initiated after January 1, 2003, and any future exit costs or disposal activities will be subject to this statement.

         In 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 defines a variable interest entity (VIE) as a corporation, partnership, trust, or any other legal structure that does not have equity investors with a controlling financial interest or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires consolidation of a VIE by the primary beneficiary of the assets, liabilities and results of activities effective in 2003. FIN 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. We do not have any material investments in variable interest entities; therefore, the adoption of this interpretation will have no impact on our consolidated financial position or results of operations.

         In 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method used on reported results. The disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.

         Pursuant to SFAS No. 148, we have elected to account for employee stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees," using an intrinsic value approach to measure compensation expense. Accordingly, no compensation expense has been recognized for options granted to employees under a such a plan since the Company at this time does not have a option plan in place.

         In 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative; (2) clarifies when a derivative contains a financing component; (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"; and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The Company does not expect the adoption of SFAS 149 to have a material impact on its financial position, cash flows or results of operations.

         In 2003,  the  FASB  issued  SFAS  No.  150,  "Accounting  for  Certain
Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The Company does not anticipate that the adoption of SFAS 150 will have a material impact on its financial position, cash flows or results of operations.

NOTE 3:  LOANS RECEIVABLE

         Pursuant to the initial capitalization and founding of the Company, the founding shareholders owe to the Company the par value associated with the initial stock issuance. These amounts are reported as a contra-account in shareholders' equity labeled "subscriptions receivable". Pursuant to a purchase agreement, the Company has advanced a loan for $200,000 plus interest at 10% to a U.S. based winery of which the Company is currently negotiating a potential purchase of which it currently has a marketing agreement in place.

NOTE 4:  NOTES PAYABLE

         Pursuant to a Note Payable issued on December 16th, 2002, the Company was provided $200,000.00 under a Note that accrues interest at 11.5% for 180 days and 19% thereafter. Pursuant to a Note Payable issued on May 15, 2003, the Company was provided $100,000 under a Note that accrues interest at 12% for 90 days and 19% thereafter. Pursuant to a Note Payable issued on May 27, 2003, the Company was provided $25,000 under a Note Payable that accrues interest at 10%. Pursuant to a Note Payable issued on July 7, 2003, the Company was provided $25,000 under a Note that accrues interest at 10% for 90 days and 19% thereafter. Pursuant to a Note Payable issued on July 28, 2003, the Company was provided $250,000 under a Note that accrues interest at 8% interest. This note was repaid on October 28, 2003. Pursuant to a Note Payable issued on August 28, 2003, the Company was provided $50,000 under a Note that accrues interest at 10% interest for 90 days and 19% thereafter. Pursuant to a Note Payable issued on September 9, 2003, the Company was provided $50,000 under a Note that accrues interest at 10% interest for 90 days and 19% thereafter. Pursuant to a Note Payable issued on September 23, 2003, the Company was provided $25,000 under a Note that accrues interest at 10% interest for 90 days and 19% thereafter. The notes payable currently are in default and the note holders have at this time extended the notes pending a refinancing of the liabilities. See Note 9, subsequent event to reference convertible debenture.

NOTE 5:  INTEREST INCOME (EXPENSE),NET

         In conjunction with a Loan Receivable the Company had interest income for the three and nine Months ended September 30, 2003 and since inception, respectively of $5,589.

         In conjunction with the Notes Payable the Company incurred interest expense for the three months and nine months ended September 30, 2003 and since inception, respectively of $22,417, $51,862, and $53,640. In conjunction with the Notes Payables warrants were issued for which $267,516 was charged to Interest Expense for the three months ended September 30, 2003.

NOTE 6:  STOCK-COMPENSATION EXPENSE

         In July 2003 Knightsbridge Fine Wines, Inc. issued 35,3133,250 shares of stock to various parties, who had or would provide services to the Company, through a stock subscription agreement for $0.001 per share. Subsequently in August 2003 Knightsbridge Fine Wines, Inc. was acquired by TechNet Communications, Inc. pursuant to a share exchange. As a result of the share exchange between the parties, Knightsbridge Fine Wines, Inc. used the difference between the average first day trading price split adjusted and the issuance price of the stock issued by Knightsbridge Fine Wines, Inc in the stock subscription agreement as the estimate of the value given. Consequently
$2,347,662 was recorded as stock compensation expense. In addition, $299,625 relating to shares subscribed by the owners of StoneGate Wines (see Note 8) was recorded in shareholders' equity as prepaid stock compensation. This amount will be considered part of the acquisition price if the StoneGate transaction closes, otherwise it will be written-off with a charge to operations.

NOTE 7:  DOMINION WINES INTERNATIONAL

         On February 17, 2003, Knightsbridge Fine Wines, Inc. purchased a 56% share position in Dominion Wines International for 1,000,000 shares of Knightsbridge Fine Wines, Inc. an Australian wine distributor as part of the Company's strategy to build a diversified wine company. For financial reporting purposes, this stock issuance was accounted for as a non-cash investing activity.

         Dominion Wines International Balance Sheet:

         February 17, 2003

         (unaudited) (in USD)

         Cash                                        $  7,378

         Accounts receivable, net                      26,688

         Other current assets                           7,040

                                                     ---------

         Total current assets                        $ 41,106

         Intangibles                                   10,000

                                                     --------

         Total assets                                  51,106

                                                     =========

         Account payable                             $  1,690

         Other current liabilities                      8,165

                                                     ---------

         Total current liabilities                   $  9,855

         Equity                                        41,251

         Total equity and liabilities                  51,106

                                                     =========





         The operations and cashflows of Dominion Wines International has been included in the financial statements of the Company as of February 17, 2003 forward.




NOTE 8:  COMMITMENTS AND CONTINGENCIES

CORPORATE OFFICES

         Our corporate and United States offices are located at 65 Shrewsbury Road, Livingston, NJ 07039. This space is provided by the majority shareholder at no rent. The majority shareholder also uses this space for other purposes, the actual rental value is de minimus.

         Our Australian office is located at 13 Lileura Avenue, Beaumaris, Victoria, AU 3193. There is currently no rent for the space.


         Employment Agreements

         On February 20, 2003 the Company entered into an employment agreement with Mr. Paul Gardner as an executive of the Company effective March 1, 2003. Mr. Gardner will serve at the pleasure of the Board of Director's. Mr. Gardner's compensation will be $125,000 (Australian Dollars) per annum along with other similar employee benefits as offered to employees of the Company. In addition Mr. Gardner received 986,700 shares of stock of Knightsbridge Fine Wine, Inc. valued at $22,800.

         On June 1, 2003 the Company entered into an employment agreement with Mr. Joe Carr as an executive of the Company effective June 1, 2003. Mr. Carr will serve at the pleasure of the Board of Director's. Mr. Carr's compensation will be $125,000 per annum along with other similar employee benefits as offered to employees of the Company.


Sales and Marketing Agreements

         On July 1, 2003 Knightsbridge Fine Wines, Inc. entered into a sales and marketing agreement with EOS Winery. This agreement has been terminated effective November 30, 2003.

         On August 1, 2003 Knightsbridge Fine Wines, Inc. entered into a sales and marketing agreement with an established Napa Valley winery.

Licensing Agreements

        During the 3rd quarter of 2003, Knightsbridge Fine Wines, Inc entered into two licensing agreements with noted artists in its effort to launch an Artist series brand to be built around leading artist around the world.

Letter of Intent

         On September 4, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to acquire the assets and brand of StoneGate Wines from the California Wine Company.

NOTE 9:  SUBSEQUENT EVENTS

            The "Company") completed a convertible debt financing on October 16, 2003 for $1,500,000. Net proceeds from the offering after estimated costs and expenses, including fees of finders and agents, were approximately $1,300,000. The Company issued a 7.5% convertible note due Oct 16, 2006. The holder is entitled, during the term of the note, the option of converting the outstanding amount owed into the Company's common stock at a conversion price of $1.80 per share. The Company also issued to the holder 416,667 warrants, each of which entitles the holder to purchase one share of the Company's common stock, $.001 par value, for a period of three years from the date of issuance at a price of $2.40 per share.

            On August 27, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to purchase the Bodegas Anguianan Estate Winery for which it completed the purchase on November 5, 2003 through a wholly owned subsidiary of the Company, KFWBA Acquisition Corporation. The purchase price consisted of a combination of $200,000 and one million shares of the Company's restricted common stock. The purchase price was paid to the former shareholder(s) of Bodegas Anguinan Winery. Also pursuant to the Agreement, the Company entered into Put Options Agreements with both of the former shareholders of Bodegas Anguinan Estate Winery (hereinafter the "Puts"), which provide that those former shareholders can compel the Company to purchase a specific portion of the Company's shares delivered as a part of the purchase price according to a schedule attached to each of the Puts. Collectively, the Puts cover all one million shares issued and, if exercised, the Company is required to buy the shares for $2.50 per share. The value of the Puts will be reported as additional purchase price. The Company has not yet determined the value of the Puts for financial reporting purposes. The shares of Bodegas Anguinan Winery have been pledged as collateral for the Company's performance under the Puts.

         The acquisition of Bodegas Anguinan Estate Winery is part of the Company's strategy to build a diversified international wine company.

         Pursuant to the Share Exchange Agreement, Edward Wong, Jayeson Carmichael and Diane Travis resigned on September 15, 2003 as directors. There have been no disagreements between the registrant and Jayeson Carmichael, Edward Wong and Diane Travis.

         On November 24, 2003 Knightsbridge Fine Wines, Inc. entered into a letter of intent to acquire to acquire a controlling interest in a number of wine producing and distribution businesses in Spain owned by Senor Manuel Fernandez-Aviles Zamorano of Madrid.

                         KNIGHTSBRIDGE FINE WINES, INC.





                        --------------------------------

                                   PROSPECTUS

                        --------------------------------



                                     PART II


ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Nevada Law, directors will not be liable to Knightsbridge for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to Knightsbridge or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit,
(ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Knightsbridge or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Knightsbridge or our shareholders, or that show a reckless disregard for duty to Knightsbridge or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Knightsbridge or our shareholders, or (iii) based on transactions between Knightsbridge and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         We have been advised that it is the position of the Commission that insofar as the provision in Knightsbridge's Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We are not issuing any common stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling shareholders. We have agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:

       ITEM                                     AMOUNT
       ----                                     ------

       SEC Registration Fee                   $   847.87
       Transfer Agent Fees                    $   500.00
       Legal Fees                             $10,000.00
       Accounting Fees                        $ 1,000.00
       Printing and Engraving Costs           $ 1,500.00
       Miscellaneous                          $ 1,000.00
                                              ----------
       Total                                  $14,847.87
                                              ==========



ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions;
(iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

         In order to accomplish the August 2003 share exchange with Knightsbridge, we issued an aggregate of 12,402,500 (24,803,000 as of our forward split effective August 13, 2003) shares of our Common Stock in exchange for all of the issued and outstanding capital stock of Knightsbridge from the shareholders of Knightsbridge. The shares issued to the Knightsbridge Shareholders were issued to 35 persons, 7 of whom are employees of Knightsbridge whose shares in Knightsbridge were originally issued in accordance with Rule 701 and the remainder of whom are accredited investors, pursuant to the exemption from Registration provided by Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering.

         On August 6, 2003, we issued 60,000 shares of restricted Common Stock to Michael McIntyre pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act, for issuances not involving a public offering. The shares were valued at $0.13 per share, the market price for shares of our common stock at the time of issuance. Therefore, the total aggregate value of the consideration paid to Michael McIntrye was $7,800. As per the consulting agreement, Michael McIntyre is to receive an additional 70,000 shares for his services. These restricted shares will vest 10,000 per month beginning on January 6, 2004.


         On October 16, 2003, we issued a 7.5% convertible note for $1,500,000 that is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the issuance date, to the extent such principal amount and interest have not been repaid or converted into shares of our common stock, at a price per share of $1.80. In addition, as further consideration to the investor, we issued 416,667 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $2.40 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

         On December 22, 2003, we issued a 7.5% convertible note for $2,000,000 that is due together with all accrued but unpaid interest thereon, if any, on the third anniversary of the issuance date, to the extent such principal amount and interest have not been repaid or converted into shares of our common stock, at a price per share of $1.80. In addition, as further consideration to the investor, we issued 1,111,111 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $0.70 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

         In connection with a series of private debt financings between December 16, 2002 and September 23, 2003, listed as Notes Payable in note 4 of our financial statements, we issued 510,000 warrants, each of which entitles the holder to purchase one share of our common stock for a period of five years from the date of issuance at a price of between $1.50 and $2.70 per share, to eight accredited investor pursuant to a private debt financing. The private debt financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act for issuances not involving a public offering.

                  On October 16, 2003, we issued 25,000 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $2.40 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the

Securities Act provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

         On November 24, 2003, we issued 100,000 warrants, each of which entitles the holder to purchase one share of our common stock for a period of five years from the date of issuance at a price of $1.50 per share, to three accredited investors pursuant to a consulting agreement. The warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On December 22, 2003, we issued 60,000 common stock purchase warrants, each of which entitles the holder to purchase one share of the our common stock, $.001 par value, for a period of three years from the date of issuance at a price of $0.70 per share. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.



ITEM 27.  EXHIBITS

   EXHIBIT NUMBER   DESCRIPTION
   --------------   -----------

       4.1*         Purchase Agreement dated as of October 16, 2003

       4.2*         Convertible Note Agreement dated as of October 16, 2003

       4.3*         Warrant to Purchase Common Stock issued October 16, 2003

       4.4*         Registration Rights Agreement dated as of October 16, 2003

       4.5**        Purchase Agreement dated as of December 22, 2003

       4.6**        Convertible Note Agreement dated as of December 22, 2003

       4.7**        Warrant to Purchase Common Stock issued December 22 2003

       4.8**        Registration Rights Agreement dated as of December 22, 2003

       4.9**        Security Agreement dated as of December 22, 2003

       5.1          Opinion and Consent of Law Offices of Louis E. Taubman, P.C.

       23.1         Consent of Marks Paneth & Shron LLP





* Incorporated herein by reference to Exhibits 10.1 to 10.4 of the Company's Current Report on Form 8-K Dated October 16, 2003.

** Incorporated herein by reference to Exhibits 10.1 to 10.5 of the Company's Current Report on Form 8-K Dated December 22, 2003.






ITEM 28.  UNDERTAKINGS.

         We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange
Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         In addition, we hereby undertake:

         (a) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (b) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KNIGHTSBRIDGE FINE WINES, INC.

By: /s/ JOEL SHAPIRO
    ----------------
Name:    Joel Shapiro

Title:   Chairman, President & Chief Executive Officer


Dated:  December 22, 2003

         Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


       /s/ Joel Shapiro                           Dated: December 22, 2003
       ----------------
       Joel Shapiro
       Chairman, President & Chief
       Executive Officer

       /s/ James McCubbin                         Dated: December 22, 2003
       ------------------
       James McCubbin
       Chief Financial Officer

       /s/ Paul Gardner                           Dated: December 22, 2003
       ----------------
       Paul Gardner
       Chief Marketing Officer


       /s/ Joseph Carr                            Dated:  December 22, 2003
       ---------------
       Joseph Carr
       Executive Vice President of Sales.

       /s/ Anthony J. A. Bryan                    Dated:  December 22, 2003
       -----------------------
       Anthony J. A. Bryan
       Director

       /s/ Phillip E. Pearce                      Dated:  December 22, 2003
       ---------------------
       Phillip E. Pearce
       Director

Exhibit 5.1


                      LAW OFFICES OF LOUIS E. TAUBMAN, P.C.
                            225 Broadway, Suite 1200
                            New York, New York 10007
          (212) 732-7184 Fax: (212) 202-6380 E-mail: Louistlaw@aol.com
                                December 22, 2003

Knightsbridge Fine Wines, Inc.
Board of Directors
65 Shrewsbury Road
Livingston, NJ 07039

Gentlemen:

We have acted as counsel to Knightsbridge Fine Wines, Inc., a Nevada company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form SB-2 (the "Registration Statement"), relating to the proposed sale by the selling shareholders listed therein (the "Selling shareholders") of 2,540,834 shares of the Company's common stock (the "Common Stock").

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the Selling shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" included in the Prospectus forming a part of the Registration Statement.


Sincerely,
Law Offices of Louis E. Taubman, P.C.

/s/ Louis E. Taubman
---------------------
    Louis E. Taubman

Exhibit 23.1



                            MARKS PANETH & SHRON LLP

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated October 14, 2003, on the consolidated financial statements of Knightsbridge Fine Wines, Inc. as of December 31, 2002, and the related statements of operations, stockholders deficit, and cash flows for the period October 8, 2002 (Inception) to December 31, 2002, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.


/s/ Marks Paneth & Shron LLP
----------------------------
    Marks Paneth & Shron LLP


December 22, 2003
New York, NY